UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Sterling Construction Company, Inc.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STERLING CONSTRUCTION COMPANY, INC.

20810 Fernbush Lane
Houston, Texas 77073
Telephone: (281) 821-9091

NOTICE OF THE 2011 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2011 Annual Meeting of Stockholders of Sterling Construction Company, Inc., a Delaware corporation, will be held as follows:

Date:                 May 6, 2011

Place:               The Ashton Hotel
     610 Main Street
     Fort Worth, Texas 76102

Time:                 9:00 a.m. local time

Purposes:	1.	To elect three Board nominees as Class I directors, each to serve for a three-year term.

2.	To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2011.

3.	To approve the Company's executive compensation (an advisory vote).

4.	To select the frequency of executive compensation votes (an advisory vote).

5.	To transact any other business that properly comes before the meeting.

Only the stockholders of record at the close of business on March 8, 2011 are entitled to notice of the meeting and to vote at the meeting or any adjournment of it.

By Order of the Board of Directors
Roger M. Barzun, Secretary
March 25, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2011:

The Proxy Statement, Proxy Card and the Annual Report to Stockholders for the year ended December 31, 2010 are available at the Company's Internet website, www.SterlingConstructionCo.com on the "Investor Relations" page.

STERLING CONSTRUCTION COMPANY, INC.

Proxy Statement for the 2011 Annual Meeting of Stockholders

Table of Contents

GENERAL INFORMATION	1
The Record Date	1
Methods of Voting	1
Voting by Proxy	2
Revocation of a Proxy	2
Quorum, Vote Required and Method of Counting	3
The Solicitation of Proxies and Expenses	3
The 2010 Annual Report	3
ELECTION OF DIRECTORS (Proposal 1)	4
The Composition of the Board	4
Director Independence	4
The Nominees and Continuing Directors	4
Background of the Nominees	5
Background of the Continuing Directors	5
Experience, Qualifications, Attributes and Skills of Nominees and Directors	6
RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)	7
APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION (Proposal 3) (an advisory vote)	7
THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION (Proposal 4) (an advisory vote)	7
BOARD OPERATIONS	8
Communicating with the Board	8
The Board's Leadership Structure	9
The Board's Risk Oversight	9
Nomination of Directors	9
Directors' Attendance at Meetings in 2010	9
Committees of the Board	10
The Audit Committee	10
The Audit Committee Report	10
The Compensation Committee	11
Compensation Committee Interlocks and Insider Participation	11
The Compensation Committee Report	11
The Corporate Governance & Nominating Committee	12
Director Compensation	13
STOCK OWNERSHIP INFORMATION	15
Security Ownership of Certain Beneficial Owners and Management	15
Section 16(a) Beneficial Ownership Reporting Compliance	16
EXECUTIVE COMPENSATION	17
The Executive Officers	17
New Compensation-Related Policies	17
Summary of Executive Compensation for 2010	17
Compensation Discussion and Analysis	18
Introduction	18
Compensation Objectives	18
Employment Agreements	18
How the Terms of the Employment Agreements Were Determined	18
Termination of Employment Events	22
Base Deferred Salary and Incentive Awards for 2010	23
Compensation Policies and Practices — Risk Management	23
Employment Agreements of the Named Executive Officers	25
Potential Payments Upon Termination or Change-in-Control	26
Summary Compensation Table for 2010	27
Grants of Plan-Based Awards for 2010	28
Option Exercises and Stock Vested for 2010	29
Outstanding Equity Awards at December 31, 2010	29
Equity Compensation Plan Information	30
PERFORMANCE GRAPH	30
BUSINESS RELATIONSHIPS WITH DIRECTORS AND OFFICERS	31
Transactions with Related Persons	31
Policies and Procedures for the Review, Approval or Ratification of Transactions with Related Persons	31
INFORMATION ABOUT AUDIT FEES AND AUDIT SERVICES	32
Audit Fees	32
Audit-Related Fees	32
Tax Fees	32
All Other Fees	32
Procedures for Approval of Services	32
SUBMISSION OF STOCKHOLDER PROPOSALS	32

STERLING CONSTRUCTION COMPANY, INC.

20810 Fernbush Lane
Houston, Texas 77073
Tel.: (281) 821-9091

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

In this Proxy Statement, Sterling Construction Company, Inc. is sometimes referred to as the Company, and the Board of Directors of the Company is sometimes referred to as the Board.  The Company is making this Proxy Statement, the form of proxy and the Company's 2010 Annual Report on Form 10-K available to stockholders starting on March 25, 2011 in connection with the solicitation of proxies by the Board for the 2011 Annual Meeting of Stockholders.  The Annual Meeting will be held on Friday, May 6, 2011 at 9:00 a.m. local time at The Ashton Hotel, 610 Main Street, Fort Worth, Texas 76102.

Instead of mailing a printed copy of the proxy materials to each shareholder of record, we will provide access to those materials via the Internet.  This reduces the amount of paper used to make copies of those materials, as well as the costs of mailing them to all shareholders.

On March 25, 2011, the Company mailed a Notice of Internet Availability of Proxy Materials (the Availability Notice) to shareholders of record on March 8, 2011 (the Record Date) and posted the proxy materials on the Company's website:

www.SterlingConstructionCo.com

as well as on the website indicated in the Availability Notice:

http://www.Amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=04770

On or about April 5, 2011, the Company plans to mail a second Availability Notice to shareholders that will be accompanied by a proxy card on which you can indicate how you wish your shares to be voted.

As a record holder, you may choose to access the proxy materials on either website.  If you wish to obtain a printed set of the proxy materials, you can do so without charge by requesting a copy by telephone, by e-mail or on either of the web sites listed above, all as described in the Availability Notice.

The Record Date. The Company established Tuesday, March 8, 2011 as the Record Date.  The persons or entities whose names appear on the records of the Company as holders of the Company's common stock on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting or at any adjournment of the meeting.  On the Record Date, there were 16,454,478 shares of the Company's common stock outstanding.

Methods of Voting.  As a record holder, you may vote your shares either by coming to the Annual Meeting and voting in person, or by appointing someone to vote your shares for you by giving that person a proxy.  In this Proxy Statement, you are being asked to appoint each of John D. Abernathy, the Company's Lead Director; James H. Allen, Jr., the Company's Chief Financial Officer; and Roger M. Barzun, the Company's Senior Vice President & General Counsel as your proxy to vote your shares at the Annual Meeting and at any adjournment of the meeting in the manner you direct.

Voting by Proxy.

Shareholders have the option to vote by proxy in three ways:

•
Via the Internet:  You can vote via the Internet by following the instructions on the form of proxy sent with the second Availability Notice or by accessing the Internet at www.voteproxy.com and following the on-screen instructions.

•
By telephone:  You may call toll-free 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from foreign countries using a touch-tone telephone and vote by following the instructions given to you.  You should have your proxy card with you when you call so that you can input the "Company Number" and the "Account Number" shown on your proxy card when asked to do so.

•	By mail: You can complete the proxy card, sign it, date it, and mail it to the Company in the envelope provided to you.

Please refer to the Availability Notice or any information your bank, broker or other holder of record of your shares provides to you for more information on your voting options.

If you vote by proxy, your shares will be voted as you direct if —

•	Your proxy is properly completed;

•	Your proxy is received by the Company before the Annual Meeting; and

•	Your proxy is not revoked by you before the voting.

If you do not specify on your proxy how you want your shares voted, they will be voted in the following way:

FOR	the election of three Class I nominees for three-year terms (Proposal 1).

FOR	the ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2011 (Proposal 2).

FOR	the approval of the Company's executive compensation (Proposal 3).

FOR	the conduct of a vote on executive compensation every year (Proposal 4).

The Board does not know of any other proposal that will be presented for consideration at the Annual Meeting.

Revocation of a Proxy.  You may revoke a proxy you have already given in any one of the following three ways:

•	By sending to the Secretary of the Company, at the Company's address set forth above, a written statement stating that you wish to revoke your proxy;

•	By submitting another proxy dated later than a previous proxy; or

•	By attending the Annual Meeting in person and notifying the chairman of the meeting that you wish to vote in person.

Quorum, Vote Required and Method of Counting.

The Quorum for the Meeting.  A quorum must be present in order to hold the Annual Meeting.  A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the Record Date.  Holders of shares of common stock who are either present at the Annual Meeting in person or through representation by a proxy (including those who abstain from voting or who do not vote on one or more of the proposals) will be counted for purposes of determining whether there is a quorum present at the meeting.

Vote Required.  Each share of common stock entitles the record holder to one vote on each of the matters to be voted on at the Annual Meeting.

Proposal 1.	The election of a nominee requires that he receives more votes for his election than against his election.

Proposal 2.
The ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2011 requires the affirmative vote of the holders of a majority of the common stock represented and entitled to vote at the meeting.  See also the information below under the heading Ratification of the Selection of Independent Registered Public Accounting Firm (Proposal 2) for the effect of your vote.

Proposal 3.	The approval of executive compensation requires the affirmative vote of the holders of a majority of the common stock represented and entitled to vote at the meeting.

Proposal 4.
The selection of the frequency of holding a stockholder vote on executive compensation also requires the affirmative vote of the holders of a majority of the common stock represented and entitled to vote at the meeting.

Method of Counting.  The Company will not count as votes cast on a proposal either the shares of stockholders who abstain from voting on that proposal, or the shares held in "street" name by brokers or by nominees who indicate on their proxies that they do not have the discretionary authority to vote the shares on the proposal.  The latter are known as broker non-votes.

Proposal 1.	The election of a director does not require a minimum number of votes. Therefore, abstentions and broker non-votes will have no effect on the voting for the election of directors.

Proposals 2, 3 & 4.
Because the ratification of the appointment of Grant Thornton LLP, the approval of executive compensation, and the selection of the frequency of conducting a vote on executive compensation all require an affirmative vote by the holders of a majority of the shares that make up the meeting's quorum, abstentions and broker non-votes will have the effect of votes against the proposal.

The Solicitation of Proxies and Expenses.  In addition to the solicitation of proxies through this Proxy Statement, directors, officers and employees of the Company and, if deemed necessary, a third-party solicitation agent may solicit proxies using personal interviews, telephone calls, facsimile transmissions and e-mail.  The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to solicit votes from their customers who are beneficial owners, but not record holders, of common stock, and to forward or make available proxy solicitation materials to those beneficial owners.  The Company will reimburse them for the reasonable out-of-pocket expenses they incur in doing so and will pay the expenses of preparing, printing and mailing this Proxy Statement, the form of proxy, the Availability Notice, the Company's Annual Report on Form 10-K for 2010 and any other solicitation materials.

The 2010 Annual Report.  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the Securities and Exchange Commission (SEC) contains financial statements and other information of interest to stockholders.  Stockholders may obtain a copy of the 2010 Annual Report in the same manner as they may obtain a copy of this Proxy Statement.

ELECTION OF THREE CLASS I DIRECTORS (Proposal 1)

The Composition of the Board.  The Company’s Certificate of Incorporation provides for the division of directors into three classes, each class to be as nearly equal in number as reasonably possible.  The term of each class is three years, and the terms are staggered so that at each Annual Meeting of Stockholders, the term of one class of directors expires.  A director holds office until the expiration of his or her term and until a successor is elected and qualified unless the director dies, resigns or is removed from the Board.  In that case, the Board has the authority to appoint a replacement.  The Bylaws of the Company permit the Board to determine from time to time how many directors the Company will have.  The size of the Board is currently set at eleven directors, but will be reduced to eight directors effective at the commencement of the Annual Meeting.

The Board of Directors recommends that stockholders vote for each nominee for election as a director
Director Independence.

The following table shows the Company's incumbent independent directors at the date of this Proxy Statement and the committees of the Board on which they serve.

Each director listed below satisfies the Nasdaq Stock Market's definition of an independent director.  Each member of the Audit Committee, the Compensation Committee and the Corporate Governance & Nominating Committee satisfies Nasdaq's independence standards for service on those committees.  The members of the Audit Committee also satisfy the independence requirements of the SEC's Regulation §240.10A-3.  Independent directors have voted Mr. Abernathy Lead Director.

Independent Directors	Committee Assignments
John D. Abernathy	Audit Committee (Chairman) Compensation Committee
Robert A. Eckels	Audit Committee Corporate Governance & Nominating Committee
Maarten D. Hemsley †	Audit Committee Compensation Committee
Richard O. Schaum	Audit Committee Compensation Committee (Chairman)
Milton L. Scott	Audit Committee Corporate Governance & Nominating Committee (Chairman)
David R. A. Steadman	Corporate Governance & Nominating Committee

†	Mr. Hemsley, who was formerly the Company's Chief Financial Officer, has not been an employee of the Company for more than three years.

The Nominees and Continuing Directors.

The following table lists the nominees for election as directors as well as the directors whose terms do not expire at the Annual Meeting.  Each of the nominees has stated his willingness to serve if elected.  If any nominee is unable to serve, persons named in the proxy may vote for a substitute nominee.  The Board has no reason to believe that any of the nominees will be unable to serve.  A proxy cannot be voted by the proxy holders for more persons than the number of nominees named in this Proxy Statement.  Information about the number of shares of common stock of the Company owned by the nominees and the continuing directors can be found below under the heading Stock Ownership Information.

Nominees	Current Position	Age	Class	Director Since	Term Expires If Elected
Robert A. Eckels	Director	53	I	2010	2014
Joseph P. Harper, Sr.	Director, President & Chief Operating Officer, Treasurer	65	I	2001	2014
Patrick T. Manning	Chairman of the Board of Directors Chief Executive Officer	65	I	2001	2014
Continuing Directors		Age	Class	Director Since	Current Term Expires
John D. Abernathy	Director	73	II	1994	2012
Richard O. Schaum	Director	64	II	2010	2012
Milton L. Scott	Director	54	II	2005	2012
Maarten D. Hemsley	Director	61	III	1998	2013
Kip L. Wadsworth	Director	45	III	2010	2013

Background of the Nominees.

Robert A. Eckels.  Mr. Eckels is the founder of the Eckels Law Firm, PC, an independent legal practice that concentrates on Homeland Security and Disaster Law, Public Finance, and Public-Private Partnerships.  Before establishing his firm, from March 2007 through March 2009, Mr. Eckels was a partner in the international law firm of Fulbright & Jaworski, LLP.  For twelve years before joining Fulbright & Jaworski, from January 1995 to March 2007, Mr. Eckels was County Judge of Harris County, Texas, which includes the city of Houston, as well as Chairman of the Harris County Toll Road Authority.  As Harris County Judge, Mr. Eckels was the presiding officer of the Commissioners Court, which is the governing body of the county, and was responsible for the executive, legislative and judicial functions of a county of nearly four million residents.  Mr. Eckels has also served on several boards and councils in the Houston-Galveston region, as well as on state boards and commissions and federal advisory commissions.  He serves as a member and chair of the Texas County and District Retirement System board, a governor-appointed, non-paid board, with responsibility for the oversight of a more than $15 billion public pension fund.  From January 1983 to January 1995, Mr. Eckels served as a member of the Texas House of Representatives.  Mr. Eckels received a B.S. degree from the University of Houston, a J.D. degree from South Texas College of Law and is a member of the bar in Texas, New York, Colorado and the District of Columbia.

Joseph P. Harper, Sr.  Mr. Harper has been employed by TSC since 1972. He was Chief Financial Officer of TSC for approximately 25 years until August 2004, when he became Treasurer of TSC.  In addition to his financial responsibilities, Mr. Harper has performed both estimating and project management functions.  Mr. Harper has been a director and the Company's President and Chief Operating Officer since July 2001, and in May 2006 was elected Treasurer.  Mr. Harper is a certified public accountant.

Patrick T. Manning.  Mr. Manning joined the predecessor of Texas Sterling Construction Co., or TSC, in 1971 and led its move from Detroit, Michigan into the Houston market in 1978. He has been TSC’s President and Chief Executive Officer since 1998 and Chairman of the Board of Directors and Chief Executive Officer of the Company since July 2001.  Mr. Manning has served on a variety of construction industry committees, including the Gulf Coast Trenchless Association and the Houston Contractors’ Association, where he served as a member of the board of directors and as President from 1987 to 1993. He attended Michigan State University from 1969 to 1972.

Background of the Continuing Directors.

John D. Abernathy.  Mr. Abernathy was Chief Operating Officer of Patton Boggs LLP, a Washington D.C. law firm, from January 1995 through May 2004 when he retired.  He was also a director of Par Pharmaceutical Companies, Inc., a New York Stock Exchange-listed company that manufactures generic and specialty drugs until May 2010, and Neuro-Hitech, Inc., a company that manufactures generic drugs, the shares of which are traded on the over-the-counter market until March 2010.  Mr. Abernathy is a certified public accountant.  In December 2005, Mr. Abernathy was first elected Lead Director by the independent members of the Board of Directors.

Richard O. Schaum.  Mr. Schaum has been General Manager of 3rd Horizon Associates LLC, a technology assessment and development company, since May 2003.  From October 2003 until June 2005, he was Vice President and General Manager of Vehicle Systems for WaveCrest Laboratories, Inc. and led its vehicle systems development group.  Prior to that, for more than thirty years, he was with DaimlerChrysler Corporation, and its predecessor, Chrysler Corporation, most recently, from January 2000 until his retirement in March 2003, as Executive Vice President, Product Development.  Mr. Schaum is a fellow of the Society of Automotive Engineers and served as its President from 2007 to 2008.  He earned a B.S. in Mechanical Engineering from Drexel University and an M.S. in Mechanical Engineering from the University of Michigan.  Mr. Schaum is currently a director of BorgWarner Inc., a publicly-traded company that manufactures and sells technologies for engines and drive trains.

Milton L. Scott.  Mr. Scott is Chairman and Chief Executive Officer of the Tagos Group, a strategic advisory and services company in supply chain management, integrated supply, and international consulting.  He was previously associated with Complete Energy Holdings, LLC, a company of which he was Managing Director until January 2006 and which he co-founded in January 2004 to acquire, own and operate power generation assets in the United States.  From March 2003 to January 2004, Mr. Scott was a Managing Director of The StoneCap Group, an entity formed to acquire, own and operate power generation assets.  From October 1999 to November 2002, Mr. Scott served as Executive Vice President and Chief Administrative Officer at Dynegy Inc., a public company in the business of power distribution, marketing and trading of gas, power and other commodities, midstream services and electric distribution.  From July 1977 to October 1999, Mr. Scott was a partner with the Houston office of Arthur Andersen LLP, a public accounting firm, where from 1996 to 1999, he served as partner in charge of the Southwest Region Technology and Communications practice.  Within the past five years, Mr. Scott was, but is no longer, a director of W-H Energy Services, Inc., which at the time was a publicly-traded company in the oilfield services industry.

Maarten D. Hemsley.  Mr. Hemsley served as the Company's President and Chief Operating Officer from 1988 until 2001, and as Chief Financial Officer from 1998 until August 2007.  From January 2001 to May 2002, Mr. Hemsley was also a consultant to, and thereafter has been an employee of, JO Hambro Capital Management Limited, which is part of JO Hambro Capital Management Group Limited, or JOHCMG, an investment management company based in the United Kingdom.  Mr. Hemsley has served since 2001 as Fund Manager of JOHCMG’s Leisure & Media Venture Capital Trust and since February 2005, as Senior Fund Manager of its Trident Private Equity II LP investment fund.  Since April 2009, Mr. Hemsley has also served as Senior Advisor to JOHCMG’s Trident Private Equity Fund III LP.  Mr. Hemsley is a director of Tech/Ops Sevcon, Inc., a U.S. public company that manufactures electronic controls for electric vehicles and other equipment, and of a number of privately-held companies in the United Kingdom.  Mr. Hemsley is a Fellow of the Institute of Chartered Accountants in England and Wales.

Kip L. Wadsworth.  Mr. Wadsworth has been employed by Ralph L. Wadsworth Construction Company, LLC (RLW) since January 1980.  The Company acquired an 80% interest in RLW in December 2009.  From 1980 to October 1991, Mr. Wadsworth served variously as Carpenter, Foreman, Superintendent, Project Manager and Estimator on many bridge and heavy highway construction projects.  In October 1991 he was appointed General Manager of RLW, and served in that capacity until December 2001, when he was named President and Chief Executive Officer.  Mr. Wadsworth has served on a variety of construction industry committees, including the board of directors of the Utah Chapter of the Associated General Contractors and the board of directors of the Associated Concrete Paving Association.  He currently chairs the Transportation Committee for the Salt Lake City Chamber of Commerce and is a part owner and on the board of directors of Renewable Energy Development Corporation, a privately-held renewable energy development company.

Experience, Qualifications, Attributes and Skills of Nominees and Directors.

The following describes the basis on which the Corporate Governance & Nominating Committee has concluded that the incumbent directors (listed alphabetically below) some of whom are nominees as Class I directors, should continue to serve as directors of the Company.  As more fully described below in the section entitled Nomination of Directors under the heading Board Operations, the Committee typically does not look for a specific experience, qualification, attribute or skill in nominating a director for election or re-election, but rather tries to find a person whose overall combination of those factors would enable him or her to make valuable contributions to the Board.

Mr. Abernathy has extensive financial and accounting experience as well as leadership skills that he has gained as a member and later as Chairman and Chief Executive Partner of BDO Seidman, a public accounting firm, and from nine years as Chief Operating Officer of a major Washington, D.C. law firm.  On the Board, the breadth and depth of his experience allows him to play an important role as one of the Board's Audit Committee Financial Experts, as Chairman of the Audit Committee, and as Lead Director.  He has been a director of two other public companies for more than five years, as described above in his biographical data, and that hands-on experience enables him to provide valuable contributions and insights into corporate governance matters.

Mr. Eckels has a long and distinguished background in the public sector as well as broad experience and a strong interest in transportation matters.  These are two areas in which other directors have no particular experience or expertise and ones which enable Mr. Eckels to assist the Board as the Company seeks to expand its business into design-build, CM/GC (construction manager/general contractor) and other project delivery methods, which are alternatives to the traditional fixed unit price, low bid process, and in which success is based not only on bid price, but also on reputation, marketing and quality.  In addition, Mr. Eckels's knowledge and experience described in his biographical data help the Board oversee the Company's efforts to bid successfully on the kind of large, transportation infrastructure projects on which it has worked in the past.

Mr. Harper has more than thirty-five years of experience in heavy civil construction with the Company.  His operational skills combined with financial acumen developed as chief financial officer for many years enable him as a director to aid the Board in making assessments and decisions about the Company's annual budgets, its capital expenditures, and cash management; to assess the risks of entry into new types of construction projects; and to evaluate the strategic direction of the Company's acquisition program.

Mr. Hemsley has extensive financial experience and managerial skills gained over many years as chief financial officer of the Company for thirteen years and as its President for seven years; through his current position managing two investment funds; and his responsibilities during his career as chief financial officer of several medium-sized public and private companies in a variety of business sectors in the U.S. and Europe.  His knowledge of the Company derived from more than twenty years' service, as well as his analytical skills honed as a fund manager in making investment decisions and overseeing the management of a wide range of portfolio companies, enable him to contribute to the Board's oversight of the Company's business, its financial risks, its executive compensation arrangements, the risks inherent in its acquisition program, and in post-acquisition integration issues.

Mr. Manning has more than thirty-five years of experience in heavy civil construction with the Company as well as interpersonal and public relations skills he has developed from service for many years on the construction industry committees referred to in his biographical data.  That experience and those skills are not only critical at the day-to-day operating level, but also at the Board level, where oversight of the Company's business, its growth, its entry into new types of construction projects, its long-term strategy and its overall risks are important.

Mr. Schaum has extensive executive and management experience at all levels in a Fortune 100 company, and knowledge of, and interest in, corporate governance matters, gained on the board of a Fortune 500 company.  In addition, his technical background and his operating experience at all levels of management contribute to the breadth and depth of the Board's deliberations.

Mr. Scott has many years of experience as an audit partner at a large public accounting firm; leadership, managerial and corporate governance skills acquired during his tenure as a senior executive at a Fortune 500 company; and entrepreneurial skills developed through the founding of several companies in the energy and service sectors.  He has also served as a chief executive officer of private companies and as a lead director at a public company.  Mr. Scott's background and experience enable him to bring to the Board and its deliberations a broad range and combination of valuable insights as well as leadership skills, particularly in his role as Chairman of the Board's Corporate Governance & Nominating Committee.

Mr. Wadsworth has almost thirty years of experience at Ralph L. Wadsworth Construction Company, LLC (RLW) in heavy civil construction at all levels of the business, starting as a carpenter and rising to Chief Executive Officer.  His more recent experience in design-build joint venture projects brings to the Board experience, knowledge and judgments that assist the Board as it reviews and oversees the entry of the Company's Texas and Nevada offices into design-build projects.  Mr. Wadsworth also serves the Board as a valuable link with RLW's business and other senior management personnel.

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)

Pursuant to its charter, the Audit Committee is directly responsible for the appointment of the Company's Auditors.  The Audit Committee has selected Grant Thornton LLP as the Company's independent registered public accounting firm to perform the audit of the Company's financial statements for 2011.  Grant Thornton was also the Company's independent registered public accounting firm for the year ended December 31, 2010.

The Committee may select an independent registered public accounting firm at any time during the year if it determines that to do so would be in the best interests of the Company and its stockholders.  The Board is asking stockholders to ratify the selection of Grant Thornton as a matter of good corporate practice, although ratification is not required by law or by the Company's Bylaws, and the vote is not binding on the Committee.

The ratification of the selection of Grant Thornton requires the affirmative vote of the holders of a majority of shares of common stock represented and entitled to vote at the Annual Meeting.  There is additional information about Grant Thornton, below, under the heading Information About Audit Fees and Audit Services.

The Board of Directors recommends that stockholders vote for the ratification of the selection of Grant Thornton LLP.

APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION (Proposal 3) (an advisory vote)

THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION (Proposal 4) (an advisory vote)

Introduction.  Current SEC regulations require the Company to solicit a stockholder vote on both the approval of compensation of the named executive officers (known as say-on-pay) and on the frequency with which the Company should conduct that vote in the future (known as say-on-frequency.)

Both votes are being conducted pursuant to the requirements of SEC regulations that have been promulgated under what is commonly referred to as the Dodd-Frank Act, which became law in mid-2010.  Both votes are not binding on the Company and are therefore advisory in nature.

Vote on Executive Compensation.  In determining how to vote on Proposal 4, say-on-pay, stockholders should take into account all of the disclosures in this Proxy Statement that relate to the compensation of executives, which are provided pursuant to SEC rules and regulations.  That information is set forth below under the heading Executive Compensation.  The information includes tables of compensation and stock option data, as well as an explanation of why and how the types and levels of compensation of the named executive officers were determined by the Compensation Committee of the Board.

The Company's executive compensation structure is designed to pay executives for the day-to-day work they perform, to incentivize them to make extra efforts to maximize the Company's profits, and to encourage them to remain with the Company and thereby to further the interests of stockholders.  Compensation consists of salary and incentive or bonus payments.  Incentive compensation is only paid if pre-established financial and personal goals are met.  The compensation structure is embodied in three-year employment agreements because the Compensation Committee believes that multi-year agreements provide stability and predictability in compensation matters, benefiting both the executive and the Company.

At the Annual Meeting, stockholders will have the opportunity to vote for, against or to abstain from voting on the approval of executive compensation.

In the event that stockholders do not approve executive compensation, the Compensation Committee of the Board will review its decisions on compensation structure and levels as well as the comparability of executives' compensation to that of a peer group before deciding whether to make any changes in executive compensation.  It should be noted that with three-year employment agreements, changes can only be made with the consent of the executive or after their three-year terms expire.

The affirmative vote of holders of a majority of the shares of common stock represented and entitled to vote at the Annual Meeting is required to approve executive compensation.

the board recommends that stockholders vote for the approval of executive compensation

Vote on Frequency.  Stockholders will also have the opportunity to vote on the frequency with which the Company should conduct the foregoing vote on executive compensation.  Under SEC regulations, the vote on executive compensation must be held at least every three years and the vote to select the frequency of voting on executive compensation must be held every six years.

Stockholders may vote to hold the vote every one year, every two years, or every three years; or they may elect to abstain from voting.  It should be noted that stockholders are not voting to approve or disapprove the Company's recommendation set forth below on the frequency of conducting votes.

Executive  officers have traditionally been compensated under employment agreements with three-year terms.  The term of the agreements covering compensation paid in 2010 ran from 2008 through 2010.

The Company believes that a vote every year will enable the Compensation Committee to take stockholders' approval or disapproval of executive compensation into account prior to renegotiating new executive employment agreements.

In the event that stockholders vote to hold the vote on executive compensation less frequently than the annual vote that the Board recommends, the Board will honor that vote.  The affirmative vote of holders of a majority of the shares of common stock represented and entitled to vote at the Annual Meeting is required to select the frequency of the stockholder vote on executive compensation.

the board recommends that stockholders vote "for every one (1) year" as the frequency for holding a stockholder vote on executive compensation

BOARD OPERATIONS

Communicating with the Board.  Interested persons wishing to communicate with the Board about their concerns, questions or other matters may do so by U.S. Mail addressed to:

Board of Directors
℅ The Secretary
Sterling Construction Company, Inc.
20810 Fernbush Lane
Houston, TX 77073.

The Secretary will give these communications to the directors as they are received unless they are voluminous, in which case the Secretary will, instead, summarize them and furnish the summary to the directors.

The Board's Leadership Structure.

The Company's Board of Directors has a Chairman and a Lead Director.  The Chairman is also the Chief Executive Officer of the Company.  The Lead Director is an independent director and a member of two of the Board's three standing committees.  All of the other members of the Board's standing committees are also independent directors.

The Company's executive Chairman primarily chairs Board and stockholder meetings.  He has no other responsibilities in that capacity other than representing the Company to customers, suppliers, stockholders and potential investors in the same manner and to the same extent as other executive officers of the Company.

The Lead Director performs the functions of a chairman of the board with respect to the Company's independent directors, who constitute a majority of the Board.  He plans the agenda and he chairs all meetings of independent directors.  Meetings of independent directors follow regularly-scheduled meetings of the Board and occur at other times as the need arises.  As a member of the Board's Audit Committee and Compensation Committee, the Lead Director provides continuity, consistency, transparency and oversight in financial and compensation matters.

The Company believes that this Board structure is appropriate for the Company at this time for several reasons.  The executive Chairman does not serve on any of the Board's committees and does not attend any of the deliberations of the independent directors unless invited to do so, in which case he attends only for the portion of the meeting for which his participation is requested.  Both legally and in practical effect, the Chairman has no greater authority or influence on the Board than any other director.  The independent members of the Board, who constitute a majority of the Board, all have more than sufficient business and professional experience to act independently according to their individual and collective judgment.  The Company has operated under this structure for almost ten years.  It has worked well and therefore the Board sees no reason to change it at the present time.

The Board's Risk Oversight.

The Board exercises oversight of the Company's risks through its three standing committees and by working together as a group.

The Audit Committee is primarily responsible for matters relating to financial risk.  The Committee holds regularly-scheduled, quarterly, in-person meetings at which it reviews materials supplied to it in advance, and receives oral reports on a variety of matters, including the Company's operations and the condition of its markets, its SEC filings and related press releases, its internal controls, its independent auditing firm, the independent audit of its internal controls environment, its related party transactions, the Company's compliance with the financial requirements of its line of credit agreement, the investment of cash reserves, whistleblower reports, and financial and accounting consultants, if any.  Whistleblower reports are collected by an independent organization specializing in those services and are conveyed to the Chairman of the Audit Committee and to the Company's General Counsel.  The Committee also holds special meetings when circumstances make it advisable to do so.

The Compensation Committee is responsible, among other things, for identifying risks that could be affected by compensation arrangements and for assessing the extent of those risks.  More information about compensation arrangements and risk can be found below in the section entitled Compensation Policies and Practices — Risk Management under the heading Executive Compensation.

The Corporate Governance & Nominating Committee is primarily responsible for overseeing risks that can arise from matters of corporate governance by ensuring the independence of directors, assessing the qualifications of nominees for director, and assisting in the development of a clear and comprehensive Board and management succession plan.

The Board holds regularly-scheduled quarterly meetings at which time it receives reports from executive management on financial and operating matters, current business activities, future business opportunities and potential acquisitions, as well as an assessment of associated risks.  In addition, independent directors of the Company meet at least quarterly in executive session to discuss matters affecting the management of the Company and any perceived problems or risks associated with the Company's business and management.

Nomination of Directors.  The Board's Corporate Governance & Nominating Committee has the responsibility, among others, to identify and recommend to the Board the nomination by independent directors of qualified candidates for election to the Board.

On January 17, 2011, the Committee voted to recommend to the Board the nomination of Messrs. Eckels, Harper and Manning for re-election to the Board as Class I directors.  Their current term of office expires at the Annual Meeting.

After the Annual Meeting, the term of Class I directors will expire at the 2014 Annual Meeting of Stockholders.  The term of Class II directors will expire at the 2012 Annual Meeting of Stockholders and the term of Class III directors will expire at the 2013 Annual Meeting of Stockholders.  Information about the background and qualifications of the nominees is set forth above in the sections entitled Background of Nominees and Experience, Qualifications, Attributes and Skills of Nominees and Directors under the heading Election of Directors (Proposal 1).

The Corporate Governance & Nominating Committee seeks to achieve a Board that is composed of individuals who have experience that is relevant to the needs of the Company, who have a high level of professional and personal ethics, and who contribute to the diversity of the Board as defined in its charter.  The Committee looks for candidates with experience in the construction industry and/or in engineering/transportation, finance and accounting, financial reporting, investment, corporate governance, senior management and public sector matters.  The Committee also considers other factors, such as race, gender, geographical representation and other skills and experience that can bring cognitive diversity to the Board and thereby lead to better decisions and solutions.  In 2009, when the Board believed it needed additional independent members, an analysis was done by preparing a chart that showed each incumbent director's experience and strengths in order to determine where gaps existed.  In that manner, the Board's make-up was balanced and a degree of diversity achieved.  Given the Company's size, the Committee realized that it is difficult to achieve broad diversity.  When it is determined that replacement directors or additional directors are needed, the Committee expects to go through a similar process and in so doing, will be able to assess whether it has achieved the diversity that was sought.  Candidates are expected to be committed to enhancing shareholder value and to have sufficient time to carry out the duties of a director, both on the Board as a whole and on one or more of its standing committees.

The Committee has not specified any minimum qualifications for serving on the Board.  The Committee has also not established a policy regarding the consideration of director candidates recommended by stockholders, primarily because the Company has not received recommendations of that kind for more than the last ten years.  If a stockholder wishes to recommend a person as a director candidate, the stockholder may follow the procedure for communicating with the Board that is described above in the section entitled Communicating with the Board.  The Committee would evaluate any candidate recommended by a stockholder in the same manner as any other candidate.  Recommendations of candidates for nomination for the 2011 Annual Meeting of Stockholders must be received by the date set forth below under the heading Submission of Stockholder Proposals.

The Committee uses a variety of methods for identifying and evaluating nominees for director.  Candidates may come to the attention of the Committee through current members of the Board, Company management and employees, professional search firms, stockholders and other persons, but in any event, the Committee conducts independent evaluations of candidates and requires and checks references before recommending a candidate for election to the Board.

Election of Directors by Majority Vote.  In order to be elected a director, a nominee needs to receive more votes for his or her election than against it.  A director is elected for a specific term and until his or her successor is elected and qualified.  This means that an incumbent director who is nominated for re-election, but fails to receive a majority vote, would still remain a director because no successor had been elected.  To cure this problem, each incumbent director, as a precondition to being nominated for re-election, must submit a resignation in advance of the Annual Meeting that becomes effective if he or she does not receive the required vote and the Board accepts the resignation.  The Board has the option to accept or not accept the resignation based on the recommendation of the Corporate Governance & Nominating Committee.

Directors' Attendance at Meetings in 2010.  The Board held twelve meetings during 2010, some of which were meetings of independent directors only.  Each incumbent independent director and each incumbent non-independent director attended more than 75% of the meetings of the Board he was eligible to attend.  Each incumbent director also attended all of the meetings of the standing committees of the Board on which he served during 2010.  All incumbent directors also attended last year’s Annual Meeting of Stockholders in person.  The Company's policy is to schedule the Annual Meeting of Stockholders to coincide with a regular Board meeting so that directors can attend the Annual Meeting without the Company incurring extra travel and related expenses.

Committees of the Board.  The Board has the following three standing committees:

•	The Audit Committee
•	The Compensation Committee
•	The Corporate Governance & Nominating Committee

The Audit Committee.  The members of the Audit Committee are John D. Abernathy, Chairman, Robert A. Eckels, Maarten D. Hemsley, Richard O. Schaum, and Milton L. Scott.  The Board has determined that Messrs. Abernathy and Scott are Audit Committee Financial Experts based on the definition of that term contained in applicable regulations.  Their backgrounds are described above under the heading Election of Directors (Proposal 1).  The Audit Committee meets at least quarterly and held four meetings in 2010.  The Audit Committee has a charter and it is posted on the Company's website at www.SterlingConstructionCo.com.

The Audit Committee assists the Board in fulfilling its responsibility to oversee the Company's accounting and financial reporting processes and the audits by the Company's independent registered public accounting firm, which is referred to in its charter as the independent auditors.  In particular, the Audit Committee has the responsibility to —

•
Review financial reports and other financial information, internal accounting and financial controls, controls and procedures relating to public disclosure of information, and the audit of the Company's financial statements by the Company's independent auditors;

•	Appoint independent auditors, approve their compensation, supervise their work, oversee their independence and evaluate their qualifications and performance;

•	Review with management and the independent auditors the audited and interim financial statements that are included in filings with the SEC;

•	Review the quality of the Company's accounting policies;

•	Review with management major financial risk exposures;

•	Review and discuss with management the Company’s policies with respect to press releases on earnings and earnings guidance, including the use of pro forma information;

•	Review all proposed transactions between the Company and related parties in which the amount involved exceeds $100,000; and

•	Provide for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

The Audit Committee Report.  In fulfillment of its responsibilities, the Audit Committee has —

•	Reviewed, and met and discussed with management and with the Company's independent registered public accounting firm the Company's 2010 audited consolidated financial statements;

•
Discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
Received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant's independence, and based and in reliance on the foregoing review and discussions; and

•
Recommended to the Board, and the Board has approved the inclusion of the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Submitted by the members of the Audit Committee on March 25, 2011

John D. Abernathy, Chairman
Robert A. Eckels
Maarten D. Hemsley
Richard O. Schaum
Milton L. Scott

The Compensation Committee.  The members of the Compensation Committee are Richard O. Schaum, Chairman, John D. Abernathy, and Maarten D. Hemsley.  The Compensation Committee held ten meetings in 2010.  The Compensation Committee has a charter and it is posted on the Company's website at www.SterlingConstructionCo.com.

The Compensation Committee oversees senior-level compensation arrangements and has particular responsibility to —

•	Review and approve any corporate goals and objectives relating to the compensation of the Company's chief executive officer; chief financial and other executive officers;

•	Evaluate the performance of the Company's chief executive officer; chief financial and other executive officers in light of those corporate goals and objectives;

•
Either as a committee or together with the other independent directors (as directed by the Board), determine and approve the compensation of the Company's chief executive officer; chief financial and other executive officers, and together with the boards of directors of the Company's subsidiaries, to determine and approve the compensation of their senior officers;

•
Either as a committee or together with the other independent directors (as directed by the Board), review and approve any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments to the foregoing, that are applicable to senior officers of the Company and, together with the boards of directors of the Company's subsidiaries, that are applicable to their senior officers;

•
Either as a committee or together with the other independent directors (as directed by the Board), administer the Company's stock plans and make grants of stock options and other awards as provided in those plans;

•	Make recommendations to the Board regarding incentive compensation plans and equity-based plans for other senior officers and those of the Company's subsidiaries;

•	Advise the Corporate Governance & Nominating Committee on the compensation of directors, including the chairman of the board and the chairpersons of the committees of the Board; and

•	Make a recommendation to the Board of Directors as to the inclusion of the Compensation Discussion and Analysis in SEC filings.

The scope of the Committee's authority is described above.  In exercising its authority and carrying out its responsibilities, the Committee meets to discuss the executive compensation structure, proposed employment agreements, salaries and cash and equity incentive awards based on information circulated in advance of the meeting by the Chairman of the Committee.  This information may include salaries of comparable officers in comparable companies in the construction industry and the Company's financial results for the year on which a significant portion of incentive awards are based.  The Committee may not delegate any of its responsibilities, but may share them with other independent directors as described above in the summary of its responsibilities.  The Committee discusses an executive officer's compensation in advance of making a decision on it.  For a description of the compensation of executives of the Company and other senior officers, see the information below under the heading Executive Compensation.

Compensation Committee Interlocks and Insider Participation.

During 2010, Robert W. Frickel (who resigned as a director in August 2010) John D. Abernathy, Donald P. Fusilli, Jr. (who resigned as a director in February 2011), Maarten D. Hemsley (since November 2010), and Richard O. Schaum served on the Compensation Committee.  None of these Compensation Committee members is or within the last three years has been an officer or employee of the Company.

None of the Company's executive officers served as a director or member of the compensation committee, or of any other committee serving an equivalent function, of any other entity that has an executive officer who is serving or during 2010 served as a director or member of the Compensation Committee of the Company.

The Compensation Committee Report.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth below under the heading Executive Compensation.  Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement on Schedule 14A.

Submitted by the members of the Compensation Committee on March 25, 2011

Richard O. Schaum, Chairman
John D. Abernathy
Maarten D. Hemsley

The Corporate Governance & Nominating Committee.  The members of the Corporate Governance & Nominating Committee are Milton L. Scott , Chairman, Robert A. Eckels, and David R. A. Steadman.  The Corporate Governance & Nominating Committee held seven meetings in 2010.  The Company has adopted a Code of Business Conduct & Ethics that complies with SEC rules and applies to all of the officers and in-house counsel of the Company and its subsidiaries.  Both the Committee's charter and the Code are posted on the Company’s website at www.SterlingConstructionCo.com.

The Corporate Governance & Nominating Committee assists the Board in fulfilling its responsibility for corporate governance and in particular has the responsibility to —

•	Develop and recommend to the Board appropriate corporate governance principles and rules;

•	Recommend appropriate policies and procedures to ensure the effective functioning of the Board;

•	Identify and recommend to the Board qualified candidates for nomination for election by stockholders to the Board;

•	Recommend directors for membership on Board committees;

•	Develop and make recommendations to the Board regarding standards and processes for determining the independence of directors under applicable laws, rules and regulations;

•	Develop and oversee the operation of an orientation program for new directors and determine whether and what form and level of continuing education for directors is appropriate;

•
Periodically review the Company's Code of Business Conduct & Ethics and its Insider Trading Policy to ensure that they remain responsive both to legal requirements and to the nature and size of the business; and

•	With the advice of the Chairman of the Compensation Committee, make recommendations to the Board for the remuneration of non-employee directors, committee members and committee chairpersons.

Director Compensation.

The Company does not pay additional compensation for serving on the Board of Directors to directors who are employees of the Company or its affiliates, namely Messrs. Manning, Harper and Wadsworth.*  The following table contains information concerning the compensation paid for 2010 to non-employee directors.  The amounts include fees paid to certain directors for service on an ad hoc committee of the Board that addressed succession planning matters.  All dollar amounts are rounded to the nearest dollar.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	Total (3)(4) ($)
John D. Abernathy (Lead director) Member of the Audit Committee (Chairman) Member of the Compensation Committee	58,000	50,000	108,000
Robert A. Eckels Member of the Audit Committee Member of the Corporate Governance & Nominating Committee	25,642	50,000	75,642
Donald P. Fusilli, Jr. † Member of the Corporate Governance & Nominating Committee Member of the Compensation Committee	32,500	50,000	82,500
Robert W. Frickel †† Member of the Compensation Committee	19,381		19,381
Maarten D. Hemsley Member of the Audit Committee Member of the Compensation Committee	47,400	50,000	97,400
Christopher H. B. Mills †††	6,058	—	6,058
Richard O. Schaum Member of the Audit Committee Member of the Compensation Committee (Chairman)	34,246	50,000	84,246
Milton L. Scott Member of the Audit Committee Member of the Corporate Governance & Nominating Committee (Chairman)	73,500	50,000	123,500
David R. A. Steadman Member of the Corporate Governance & Nominating Committee	59,250	50,000	109,250

*
Kip L. Wadsworth became a director of the Company in January 2010 and is an employee of the Company's Ralph L. Wadsworth Construction Company, LLC subsidiary (RLW).  Pursuant to his employment agreement with RLW, in 2010 RLW paid him in his capacity as President of RLW a salary of $244,000 and incentive compensation of $486,302, and issued to him 1,926 shares of stock that may not be disposed of or otherwise transferred by him until December 31, 2012.

†	Mr. Fusilli resigned as a director effective February 9, 2011.

††	Mr. Frickel resigned as a director effective August 16, 2010 and as a result, his 2010 restricted stock award was forfeited.

†††	Mr. Mills's term as a director ended at the May 6, 2010 Annual Meeting of Stockholders.

(1)
This is the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.  No amounts earned by a director have been capitalized on the balance sheet for 2010.  The cost does not reflect any estimates made for financial statement reporting purposes of future forfeitures related to service-based vesting conditions.  The valuation of the awards was made on the equity valuation assumptions described in the Company's Annual Report on Form 10-K in Note 7 of Notes
to Consolidated Financial Statements.

(2)
As a condition to receiving this award, the director agrees that so long as he is a director of the Company, he will retain and not sell or otherwise dispose of at least that number of shares of the Company's common stock that have been awarded to him as director compensation that is equal in market value to the sum of the cash fees paid to him in the previous two calendar years.

(3)
During 2010, none of the non-employee directors received any other compensation for any service provided to the Company.  All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and Board committees.

(4)
The following table shows at December 31, 2010 for each non-employee director the grant date fair value of each outstanding stock award that has been expensed, the aggregate number of shares of stock awarded, and the number of shares underlying outstanding stock options.

Name	Grant Date	Securities Underlying Option Awards Outstanding at December 31, 2010 (#)	Aggregate Stock Awards Outstanding at December 31, 2010 (#)	Grant Date Fair Value of Stock and Option Awards ($)
John D. Abernathy	5/06/2010	—	3,147	50,000
Robert A. Eckels	5/06/2010	—	3,147	50,000
Robert W. Frickel	—	—	—	—
Donald P. Fusilli, Jr.	5/06/2010	—	3,147	50,000
Maarten D. Hemsley	7/18/2007	2,800		27,640
	7/18/2006	2,800		45,917
	5/06/2010		3,147	50,000
Total		5,600	3,147	123,557
Richard O. Schaum	5/06/2010	—	3,147	50,000
Milton L. Scott	5/06/2010	—	3,147	50,000
David R. A. Steadman	5/06/2010		3,147	50,000

Standard Director Compensation Arrangements.  The following table shows the current standard compensation arrangements for non-employee directors, which were adopted by the Board on May 8, 2008.

Annual Fees
Each Non-Employee Director	$17,500
An award (on the date of each Annual Meeting of Stockholders) of restricted stock that has an accounting income charge of $50,000 per grant.*
Additional Annual Fees for Committee Chairmen
Chairman of the Audit Committee	$12,500
Chairman of the Compensation Committee	$7,500
Chairman of the Corporate Governance & Nominating Committee	$7,500
Meeting Fees
In-Person Meetings	Per Director, Per Meeting
Board Meetings	$1,500
Committee Meetings
Audit Committee Meetings
in connection with a Board meeting	$1,000
not in connection with a Board meeting	$1,500
Other Committee Meetings
in connection with a Board meeting	$500
not in connection with a Board meeting	$750
Telephonic Meetings — Board & committee meetings
One hour or longer	$1,000
Less than one hour	$300

*
The shares awarded are considered restricted because they may not be sold, assigned, transferred, pledged or otherwise disposed of until the restrictions expire. The restrictions for the award of 3,147 shares to each non-employee director that was made on May 6, 2010 expire on May 5, 2011, the day before the 2011 Annual Meeting of Stockholders, but earlier if the director dies or becomes disabled or if there is a change in control of the Company.  The shares are forfeited if before the restrictions expire, the director ceases to be a director other than because of his death or disability.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management.  The following table sets forth certain information at March 1, 2011 about the beneficial ownership of shares of the Company's common stock by each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of common stock; by each nominee and incumbent director; and by each executive officer named below in the section entitled Summary Compensation Table for 2010 under the heading Executive Compensation; and by all directors and executive officers as a group.  The Company has no other class of equity securities outstanding.

Based on information furnished by the beneficial owners, the Company believes that those owners have sole investment and voting power over the shares of common stock shown as beneficially owned by them, except as stated otherwise in the footnotes to the table.

Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 requires that the percentages listed in the following table assume for each person or group the acquisition of all shares that the person or group can acquire within sixty days of March 1, 2011 (for instance by the exercise of a stock option) but not the acquisition of the shares that can be acquired in that period by any other person or group listed.

Except for the entities listed below, the address of each beneficial owner is the address of the Company.

Name and Address of Beneficial Owner	Number of Outstanding Shares of Common Stock Owned		Shares Subject to Purchase*	Total Beneficial Ownership	Percent of Class
Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474 Columbia Management Investment (1) Advisers, LLC 100 Federal St. Boston, MA 02110145	2,205,951	(1)	—	2,205,951	13.41%
Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206 Perkins Small Cap Value Fund	1,431,150	(2)	—	1,431,150	8.70%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	1,229,829	(3)	—	1,229,829	7.47%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	910,529	(4)	—	910,529	5.53%
John D. Abernathy	60,478	(5)	—	60,478	†
Robert A. Eckels	3,147	(5)	—	3,147	†
Joseph P. Harper, Sr.	527,048	(6)	25,000	552,048	3.35%
Maarten D. Hemsley	180,735	(4)(5)(7)	5,600	186,335	1.13%
Patrick T. Manning	40,557	(8)	10,800	51,357	†
Richard O. Schaum	3,147	(5)	—	3,147	†
Milton L. Scott	11,316	(5)	—	11,316	†
David R. A. Steadman	25,316	(5)	—	25,316	†
Kip L. Wadsworth	—		—	—	—
James H. Allen, Jr.	10,000		13,707	23,707	†
Anthony F. Colombo	56,711		20,100	76,811	†
Joseph P. Harper, Jr.	214,677		23,419	238,096	1.44%
Brian R. Manning	221,034	(9)	40,104	261,138	1.58%
All directors and executive officers as a group (14 persons)	1,376,327	(10)	141,210	1,517,537	9.14%

*	These are shares that the entity or person can acquire within sixty days of March 1, 2011.

†	Less than one percent.

The information in footnotes 1 through 4, below, is based on Schedule 13G's and amendments thereto that have been filed with the Securities and Exchange Commission by the named entity on the dates indicated.

			Voting Power		Dispositive Power
	Name	Filing Date	Sole	Shared	Sole	Shared
(1)	Ameriprise Financial, Inc.	June 10, 2010	—	1,962,757	—	2,205,951
	Columbia Management Investment Advisers, LLC	June 10, 2010	—	1,962,757	—	2,205,951

In its filing, Ameriprise (a parent holding company) states that as the parent company of Columbia Management (an investment advisor) it may be deemed to beneficially own the shares reported by Columbia Management and that accordingly, the shares reported by Ameriprise include those shares separately reported by Columbia Management. Each of
Ameriprise and Columbia Management disclaims beneficial ownership of any of the shares reported.

(2)	Janus Capital Management LLC	February 14, 2011	—	1,431,150	—	1,431,150
	Perkins Small Cap Value Fund	February 14, 2011	—	1,100,000	—	1,100,000

In its filing, Janus Capital Management states that it has a direct 94.5% ownership stake in INTECH Investment Management ("INTECH") and a direct 77.8% ownership stake in Perkins
Investment Management LLC ("Perkins"). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of this filing. Janus Capital,
Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as "Managed Portfolios").

(3)	Royce & Associates, LLC	February 03, 2011	1,229,829	—	1,229,829	—
(4)	Black Rock, Inc.	February 08, 2011	910,529		910,529

(5)
This number includes or consists of, as the case may be, 3,147 restricted shares awarded to this non-employee director as described above in the section entitled Director Compensation under the heading Board Operations.The restrictions expire on May 5, 2011, the day preceding the 2011 Annual Meeting of Stockholders, but earlier if the director dies or becomes disabled or if there is a change in control of the Company.  The shares are forfeited before the expiration of the restrictions if the director ceases to be a director other than because of his death or disability.

(6)	This number includes 10,000 shares held by Mr. Harper as custodian for his grandchildren.

(7)	This number excludes shares owned by the Maarten and Mavis Hemsley Family Foundation.

(8)	All of these shares have been pledged as security.

(9)	This number includes 6,079 shares that are held in a trust of which Mr. Manning is a trustee and beneficiary.

(10)	See the footnotes above for a description of certain of the shares included in this total.

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of the Company’s equity securities (insiders) to file with the SEC reports of beneficial ownership of those securities and certain changes in beneficial ownership on Forms 3, 4 and 5, and to give the Company a copy of those reports.

Based solely upon a review of Forms 3 and 4 and amendments to them furnished to the Company during 2010; any Forms 5 and amendments to them furnished to the Company relating to 2010; and any written representations that no Form 5 is required, all Section 16(a) filing requirements applicable to the Company’s insiders were satisfied.

EXECUTIVE COMPENSATION

The Executive Officers.  The Company is required under applicable rules and regulations to furnish information about the compensation of the Company's Chief Executive Officer, its Chief Financial Officer and its three most highly compensated executive officers (other than the Chief Executive Officer and the Chief Financial Officer) who were serving as executive officers at the end of 2010.  The Company has elected to include the four most highly compensated executive officers given that the compensation of two of them is substantially the same.  All of these executive officers are named in the Summary Compensation Table for 2010 and are therefore sometimes referred to as the named executive officers.  The named executive officers are as follows:

Patrick T. Manning	Chairman & Chief Executive Officer
Joseph P. Harper, Sr.	President & Chief Operating Officer, Treasurer
James H. Allen, Jr.	Chief Financial Officer
Anthony F. Colombo	Executive Vice President — Operations
Joseph P. Harper, Jr.	Executive Vice President — Finance
Brian R. Manning	Executive Vice President & Chief Business Development Officer

New Compensation-Related Policies.

Introduction.  In the first quarter of 2011, the Board adopted three new policies that affect compensation:

•	A Policy on Hedging, which prohibits named executive officers, among others, from hedging the value of the common stock of the Company they hold.

•
A Policy on holding Company stock, which prohibits the named executive officers, among others, from selling or pledging shares of the Company's common stock if after giving effect to the sale or pledge, the market value of the number of unpledged shares of common stock of the Company then held by the executive would be less than two times the executive's annualized base salary

•
 A Claw-Back policy, which becomes effective in the event of a restatement of the financial statements of the Company or of one of its subsidiary, and requires repayment of any incentive compensation that would not have been paid had the financial statements been restated at the time the incentive compensation was calculated.  The repayment is required irrespective of whether the named executive officer was culpable with respect to the error, event, act or omission that caused the restatement to be made.  The requirements of this policy are included in the employment agreements of the named executive officers.  In the event that the restatement shows that there was an underpayment of incentive compensation, the Company makes up the difference to the executive.

Summary of Executive Compensation for 2010.  The following table shows the salary and incentive compensation paid to the named executive officers for 2010 under their employment agreements, which expired on December 31, 2010.

Name/Title	Base Salary ($)	Base Deferred Salary ($)	Incentive Compensation ($)	Total ($)
Patrick T. Manning	365,000	162,500	162,500	690,000
Joseph P. Harper, Sr.	365,000	162,500	162,500	690,000
James H. Allen, Jr.	250,000	75,000	75,000	400,000
Anthony F. Colombo	215,000	130,000	130,000	475,000
Joseph P. Harper, Jr.	200,000	100,000	100,000	400,000
Brian R. Manning	200,000	100,000	100,000	400,000

Base Deferred Salary and Incentive Compensation in the above table are based on meeting pre-established targets, as follows:

	To Earn Base Deferred Salary	To Earn 60% of Incentive Compensation	To Earn 40% of Incentive Compensation
Incentive Target	Achieve EBITDA of $24,300,000 (75% of the $32,382,000 budgeted for 2010)	Achieve the $0.52 earnings per share budgeted for 2010	Complete personal goals
2010 Results	2010 EBITDA: $44,543,000	2010 Earnings per Share: $1.13	100% achievement

Summary of Negotiated Executive Compensation for 2011 — 2013.  In the first quarter of 2011, the Company negotiated new, three-year employment agreements effective January 1, 2011 to replace the agreements that expired at the end of 2010.  The new agreements eliminate the concept of a separate, so-called Base Deferred Salary, and add the amount to base salary, and express maximum incentive compensation as a percentage of a bonus pool consisting of four percent of the Company's income before income taxes and earnings attributable to non-controlling interests, provided that a minimum return on equity target is met.  Incentive compensation is payable 30% in cash, up to an additional 20% in cash depending on the level of achievement of personal goals, and 50% in the form of three-year restricted stock awards.

Compensation Discussion and Analysis.

Introduction.  This discussion and analysis of executive compensation is designed to show how and why the compensation of the named executive officers has been determined.  The compensation of the named executive officers is determined by the Compensation Committee of the Board of Directors (the Committee) which is composed of three independent directors of the Company.  This section also includes a discussion of the Company's compensation policies and practices as they relate to risk and risk-taking by all employees of the Company, including the named executive officers.  This discussion is found below under the heading Compensation Policies and Practices — Risk Management.

Compensation Objectives.  The Committee's compensation objectives for each of the named executive officers as well as for other management employees is to —

•	Provide the employee with a rate of pay for the work he does that is appropriate in comparison to similar companies in the industry and that is considered fair by the executive and the Company;

•	Give the executive a significant incentive to make the Company financially successful; and

•	Give the executive an incentive to remain with the Company.

Employment Agreements.  The Company believes that compensating an executive under an employment agreement has the benefit of assuring the executive of continuity, both as to his employment and the amounts and elements of his compensation.  At the same time, an employment agreement gives the Company some assurance that the executive will remain with the Company for the duration of the agreement, and enables the Company to budget salary costs over the term of the agreement.

The employment agreements under which the named executive officers have been compensated for the last three and one-half years expired at the end of 2010.  As discussed below, new three-year employment agreements have been negotiated.

How the Terms of the Employment Agreements Were Determined.

Compensation Principles and Policies 2007 — 2010.  The agreements under which the Company compensated the executives in 2010 became effective as of July 2007 (when their prior employment agreements expired) except for Mr. Allen, who was first employed by the Company in 2007.

The Committee started with a compensation proposal from Patrick Manning, the Chief Executive Officer and Joseph P. Harper, Sr., the Chief Operating Officer.  The Committee discussed the proposal in the course of several meetings.  No member of senior management to be covered by the employment agreements was present at any of the Committee's deliberations and discussions.

In the course of their discussions, members of the Committee came to a consensus on the following general compensation principles:

•	Compensation should consist of two main elements, salary and incentive compensation in order to achieve the compensation objectives discussed above.

•
Equity compensation should not be an element of compensation for executives who already hold a substantial number of shares of the Company's common stock, or who already hold options to purchase a substantial number of shares of common stock, or both.

•
The cash incentive bonus element of compensation should be divided into two parts: 60%, of the incentive bonus should be based on the achievement by the Company, on a consolidated basis, of one or more financial goals, and 40%, should be based on the achievement by the executive of personal goals to be established annually in advance by the Committee in consultation with the executives.

•
Perquisites such as car allowances, reimbursement of club dues and the like should not be an element of compensation because salaries should be designed to be sufficient for the executive to pay those items personally.

•	The Committee should determine at the end of each year the extent to which each of the executives has achieved his personal goals.

•	In determining individual compensation levels, the Committee should take into account, among other things, the following:

o	The elimination of stock options as an element of compensation (except for Mr. Allen, who was a new employee in 2007.)

o	The executives' existing salaries.

o	Salaries of comparable executives in the construction industry.

o	Wage inflation from 2004 through 2007, to the extent applicable.

o	The Company's growth since July 2004, when the prior employment agreements of the named executive officers became effective, and the resulting increase in senior management responsibilities.

o	The total amount that is appropriate for the Company to allocate to the compensation of the Company's senior management given the Company's size and industry.

o	The elimination of perquisites.

Compensation Principles and Policies 2011— 2013.  In considering follow-on employment agreements for the period 2011 through 2013, members revised some of their compensation principles based on the experience with the expired agreements, and the changes in the economy and in the construction industry in particular, as follows:

•
The Base Deferred Salary of the prior agreements that was based on a relatively easily achieved EBITDA target should be eliminated.  The deferral of this salary was originally designed to keep base salaries low and thereby conserve cash if financial results fell substantially short of expectations.  Because the Company has grown substantially and currently has a strong cash position, it was deemed no longer necessary to have this kind of safety net for the Company.  This salary item therefore should be included in base salary.

•
In the current economic climate, it is difficult to predict city, county, state and federal funding of highway and infrastructure projects.  As a result, it is difficult to establish a fair and reasonable annual earnings-per-share target, much less a long-term one on which to base incentive compensation.  As a result, incentive compensation should be based on the Company's income provided a return on equity target is met.

•	There should be a long-term element to incentive compensation that is tied to the Company's stock price.

•
The named executive officers should be financially protected if their employment is terminated without cause in the event of a change in control of the Company.  This is based on a belief by members of the Committee that it is in the Company's best interests to provide executives with a level of financial assurance in order to preserve their neutrality in negotiating and implementing a transaction that will result in a change in control of the Company.

Compensation Consultant 2007 — 2010 Agreements.

To assist them in evaluating management's proposed salary and bonus structure, in May 2007, the Committee retained, supervised and authorized the payment of the services of Hay Group to benchmark executive compensation.  Hay Group prepared an analysis of the levels of compensation of the named executive officers at the time and compared them to a representative, or peer, group of companies.  The analysis did not cover Mr. Allen's compensation as he joined the Company in 2007 after the study was completed.

The peer group was selected by Hay Group in consultation with the Chairman of the Committee and Messrs. Patrick Manning and Joseph Harper, Sr.  It consisted of eight engineering and construction companies with 2006 revenues of between $85 million and $651 million.  The following is a list of companies in the peer group:
Devcon International Corp.
Furmanite Corporation
Modtech Holdings Inc.
Meadow Valley Corporation
SPARTA, Inc. (Delaware)
Great Lakes Dredge & Dock Company
Insituform Technologies Inc.
Michael Baker Corporation

The Committee determined that although these companies are in different areas of the construction and engineering industry, they present an appropriate range in size and types of construction-related businesses to which to compare the Company.

The following is a brief summary of Hay Group's 2007 report:

•
Except for net income, the Company was at or about the median of the peer group in sales, assets, market capitalization and number of employees.  In total shareholder return, growth in income before interest and taxes, and return on equity, the Company was above the peer group.

•	The Company's 2006 net income was above the peer group, and its stockholders' equity was 135% of the peer-group median.

•
Using the peer group, the base salaries of Messrs. Manning and Harper under their July 2004 agreements were 64% and 81%, of the median, respectively; the sum of their base salaries and annual cash incentive awards were 130% and 150% of the median, respectively; and their total direct compensation (which includes equity compensation) was 86% and 93% of the median, respectively.

•
Using Hay Group's national general industry database, updated to July 2007, the base salaries of Messrs. Manning and Harper under the July 2004 agreements were below the median, at 91% and 81% respectively, but their total cash compensation was above the median, at 144% and at 132%, respectively.

The Committee concluded from the report that since it was the financial success of the Company and the incentive bonuses flowing from that success that caused the total compensation of Messrs. Manning and Harper at that time to be above the median.  As a consequence, the Committee believed that the above-median compensation was appropriate and desirable as an incentive.

Compensation Levels 2007 — 2010 Agreements.

It was the consensus of the Committee that both the salary and cash incentive bonus levels of the named executive officers should be significantly above the peer-group median to reflect the following:

•	The Company's excellent, above-median performance in net income and stockholders' equity compared to the peer group.

•	The growth of the Company since 2004 and the resulting increase in the complexity of its business.

•	The elimination of equity as an element of compensation.

To account for the elimination of long-standing perquisites, the Committee added $25,000 to the proposed base salaries of both of Messrs. Manning and Harper.  In addition, the Committee took into account the fact that the elimination of equity compensation caused the total compensation of the named executive officers under FASB ASC 718 to be below the total of prior years.

Since Mr. Allen's compensation was not a subject of Hay Group's report, the Committee established his salary based on a number of factors, including Mr. Allen's thirty years of experience in Houston with a major public accounting firm, almost all of those years concentrated in the construction industry; his financial and business experience; the compensation package requested by Mr. Allen; and Committee members' own judgment of what is a reasonable level of compensation.  The Committee granted him the stock option described below so that like other members of senior management, he would have a long-term, equity interest in the Company.

Incentive Goals — Base Deferred Salary.  The Committee's first inclination was to have 60% of cash incentive bonuses tied solely to a financial measurement that is found in the Company's annual audited financial statements.  Mr. Harper advised the Committee that EBITDA had been used in the past as a measure of financial performance because it was the number on which management believed that its performance has the most direct effect.  Mr. Harper also noted that the threshold for bonus achievement was 75% instead of 100% of budgeted EBITDA because in the past, base salaries had been intentionally set at a relatively low level, a fact supported by the Hay Group report.  The relatively easily earned cash incentive bonus together with base salary was intended to yield fair base compensation, but was also intended to conserve cash by keeping salaries low in years in which the Company had especially poor financial performance and did not even achieve 75% of budgeted EBITDA.

The Committee agreed to maintain this concept, but determined that it would be better structured by revising the salary arrangements.  The Committee divided salary into two parts; one part, to be referred to as Base Payroll Salary and to be paid in periodic installments through the payroll system; the other part to be referred to as Base Deferred Salary and paid in a lump sum after year's end, but only if 75% of budgeted EBITDA is achieved.

The Committee concluded that performance-based compensation, including for this purpose Base Deferred Salary, should be approximately equal to base salary.  This conclusion was based in part on the fact that the prior employment agreements provided a range of incentive compensation that was capped at 100% of base salary, and in part on the personal judgment of the Committee members.

The Committee first determined what it believed to be an appropriate base salary and an appropriate maximum compensation level based, among other things, on Messrs. Manning's and Harper's proposed compensation, and allocated the difference between the two amounts, half to Base Deferred Salary with its EBITDA goal, and half to a cash incentive bonus with its financial and personal goals.

Based on the foregoing, maximum incentive compensation for each of Messrs. Manning and Harper was 89% of base salary.  In the case of Mr. Allen, his performance-based compensation when combined with his equity compensation is approximately 60% of his base salary.

EBITDA is a term that is defined in the employment agreements and means Earnings Before Interest, Taxes, Depreciation and Amortization.  It is calculated by starting with Earnings, which is the amount listed as "Net income" on the Company's Consolidated Statements of Operations for 2010.  The following items are then added to Earnings:

•	The amount listed as "Interest expense" on the Company's Consolidated Statements of Operations for 2010.

•	The amount listed as "Depreciation and amortization" on the Company's Consolidated Statements of Cash Flows for 2010.

•	The amount listed as "Income tax expense" on the Company's Consolidated Statements of Operations for 2010.

•
Directors' fees, which are paid only to non-employee directors.  Fees paid to non-employee directors are included in the amount listed as "General and administrative expenses" on the Company's Consolidated Statements of Operations for 2010.  The amount of fees paid to non-employee directors for 2010 can be found above in the section entitled Director Compensation under the heading Board Operations.

•
Any extraordinary item (if it is a negative number) for 2010.  A negative extraordinary item is one that is both unusual and unrelated to the enterprise’s ordinary activities and occurs infrequently, such as a loss from an act of nature that is rare in the locality where the enterprise operates.  In 2010 there were no negative extraordinary items.

The following items are then subtracted from Earnings:

•	The amount listed as "Interest income" on the Company's Consolidated Statements of Operations for 2010.

•
Any extraordinary item (if it is a positive number) for 2010.  An example would be the following:  A construction contractor acquires land (the only land it owns) on which to construct a facility.  Shortly after the purchase, the contractor abandons all plans for the facility.  The contractor then holds the land for appreciation in value.  After ten years, the contractor sells the land for a gain.  The gain would be a positive extraordinary item.  In 2010 the Company had no positive extraordinary items.

In 2010, budgeted EBITDA was $32,400,000; 75% of budgeted EBITDA was $24,300,000 and actual 2010 EBITDA was $44,543,000

Incentive Goals — Cash Incentive Bonus.  In keeping with its principle of basing cash incentive bonuses on the achievement of a financial measurement that can be determined by direct reference to the Company's annual audited financial statements, the Committee decided to base 60% of cash incentive bonuses on achieving budgeted, fully-diluted earnings per share in the belief that it is a measure that most directly affects a stockholder's investment in the Company; and 40% on the achievement of personal goals by the executives.  Budgeted fully-diluted earnings per share are calculated according to FASB ASC Topic 260 using the Board-approved annual budget.  In 2010, budgeted, fully-diluted earnings per share were $0.52 and actual fully-diluted earnings per share were $1.13.  Therefore, both financial goals for 2010 were met.

Incentive Goals — Personal.  Personal goals are established annually in advance by the Committee in consultation with the executive.  The extent of their achievement is assessed after the end of the year.  For 2010, the personal goals of the named executive officers are summarized as follows:

Patrick T. Manning.
•	To improve the business development function in order to be able to take advantage of design-build opportunities.
•	To improve investor relations in order to maximize the Company's exposure to the investing public.
•	To improve support for merger and acquisition activities to further the Company's growth.

Joseph P. Harper, Sr.
•	Succession planning for the Nevada operation by expanding vice president level management skills and knowledge base.
•
To develop a report to the Board by year end of succession planning for the president, chief operating officer and chief financial officer positions, including increased attention to vice president level operating and financial personnel.

•	To continue to effect the change to "green" operations, including influencing mangers to consider the environmental as well as the economic effects of their decisions.
•	To expand the scope of the acquisition program to increase the number of potential targets, and to broaden the types of transactions considered.

James H. Allen, Jr.
•	To complete the design for the financial function so that it is capable of serving a public company with $600 million of revenues in five offices.
•	To manage and mentor a successor to the chief financial officer position.
•	To complete the establishment of a mentoring program for all members of the financial function to include:
o	An assessment of the skills of each member;
o	Identification of training and goals required to obtain skills for current positions and growth into other positions;
o	A review with each member of his/her training requirements and goals; and
o	An appraisal of the performance of members in current positions in achieving training and goals.
•
To continue to manage the completion of Forms 10-Q and 10-K and related information, such as loan covenant compliance, in a timely fashion to allow for review by management, the Audit Committee and the Board.

•	To establish a process for risk management and Sarbanes-Oxley purposes as well as for accounting, financial and tax purposes for fuel-hedging activities using exchange-traded funds.

Anthony F. Colombo
•	Mentoring of project managers of Texas Sterling Construction Co.
•	Designing, organizing, and implementing the new organizational structure of the Company.
•	Operational due diligence on acquisition targets.
•	CEO's project on Company efficiencies.

Joseph P. Harper, Jr.
•	Assist divisional managers in taking more responsibility and having more accountability for the numbers of their divisions in the Viewpoint software program.
•	Assess and manage the controller function.
•	Continue formal training (40 – 60 hours) on SEC, GAAP, and tax matters as well as public speaking training.
•	Improve performance of the maintenance shop, including integration into the Viewpoint program.

Brian R. Manning
•	Pursue three or more design-build, joint venture, and/or Construction Manager at Risk projects.
•	Company development.
•	Personal development.
•	Chair monthly management meetings and develop a system to keep all divisions and sections interacting so as to best utilize the Company's resources.

In arriving at all the Committee's decisions regarding appropriate compensation and incentive levels, in addition to the other factors discussed above, members also exercised their personal judgment based on their experience in business matters.

Compensation Consultant  2011 — 2013 Agreements.  The Committee again retained Hay Group, in mid-2010, to benchmark the compensation of the Company's named executive officers as well as to make recommendations as to their compensation for the three-year period of the agreements.  In seeking a useful peer group, both management, the Committee and Hay Group recognized that there are few publicly-traded companies in the heavy civil construction business that are close to the Company's size.  Most other publicly-traded heavy civil construction companies are much larger than the Company and are companies with which the Company almost never competes.  Nevertheless, management and the Committee agreed on the following peer group in order to have a basis for comparison:

Argan, Inc.
Dycom Industries, Inc.
Granite Construction Incorporated
Great Lakes Dredge & Dock Corporation
Insituform Technologies, Inc.
Layne Christensen Company
MasTec, Inc.
Matrix Service Company
Orion Marine Group, Inc.
Preformed Line Products Company
Primoris Services Corporation
Pure Cycle Corporation
The Goldfield Corporation

Hay Group's analysis, which is based on multiple surveys, revealed that the executives' base salaries when compared to publicly-traded companies in the construction industry are between 117% and 122% of the median; their total cash compensation is between 80% and 94% of the median; and their total direct compensation is between 51% and 75% of the median.  The total direct compensation comparison reflects the fact that under the 2007-2010 agreements, the Company paid executives no long-term incentive compensation.

Compensation Levels 2011 — 2013 Agreements.

In 2010, the Compensation Committee asked Hay Group not only to compare the named executive officers' compensation to the peer group, but also to make recommendations on salary levels.  Senior management also made compensation proposals for themselves and for each of the other named executive officers.  After reviewing Hay Group's and management's recommendations and proposals, the Committee adopted base salaries that were in some cases less than Hay Group's recommended salaries and in some cases more than management's proposals.  The resulting salaries represent approximately a five percent increase over the sum of the Base Payroll Salary and Base Deferred Salary of the 2007-2010 employment agreements, and in the case of Messrs. Anthony F. Colombo, Joseph P. Harper, Jr., and Brian R. Manning, include a $15,000 addition to base salary to compensate them for the elimination of full-time use of company vehicles or car allowances that they had been granted in prior years.

Incentive Compensation.  As noted and explained above, the Committee decided to eliminate the concept of Base Deferred Salary and include it in base salary.  After discussions with management, it was the consensus of Committee members and management that setting an appropriate earnings-per-share goal would be difficult given the difficulty of predicting future results at a time when long-term local, state and federal funding of infrastructure projects are themselves unpredictable.  As a result, the Committee agreed to establish an incentive pool consisting of four percent of the Company's income before income taxes and earnings attributable to non-controlling interests (a line item in the Company Consolidated Statements of Operations) provided that a minimum three-year average return on equity is maintained.  In making the calculation, any accrual for incentive compensation for the executives would be added back to income to avoid creating circular calculations.  The named executive officers will participate in the pool based on predetermined percentages.  The Committee also established an additional pool equal to one percent of the same adjusted income figure to be distributed based on management's recommendations but subject to approval by the Committee.  The one-percent pool will enable the Company to recognize outstanding effort by one or more of the named executive officers if appropriate.

The Committee determined to pay 30% of any earned incentive compensation in cash and up to an additional 20% in cash depending on the level of achievement of personal goals.  Fifty percent of incentive compensation will be paid in the form of common stock of the Company that is restricted for a three-year period in order to provide a longer-term element to incentive compensation and one that is tied to the Company's stock price.

Hay Group's Services.  In their 2007 report on executive compensation, Hay Group was not asked for, and Hay Group did not make, any recommendations as to amounts, types or forms of compensation.  Because of that work, the Board's Corporate Governance & Nominating Committee retained Hay Group to do a similar analysis and report relating to the compensation of the Company's non-employee directors.

Hay Group was again retained by the Compensation Committee in 2010 because of their familiarity with the Company and the general satisfaction with their earlier work.  Hay Group's 2010 executive compensation report, at the request of the Committee, made recommendations as to amounts, types and forms of compensation.

Hay Group has performed no other services of any kind for the Committee, the Board, or the Company.  Hay Group's fees for services in 2007 for both the executive and the director compensation reports totaled $40,184 and for the 2010 report was $56,539.

Termination of Employment Events.

2007 — 2010 Agreements.  The obligations of the Company under the 2007-2010 employment agreements in the event of the termination of the employment of the named executive officers or a change in control of the Company are described in detail in the section entitled Potential Payments Upon Termination or Change-in-Control, below.

In accordance with a sense of basic fairness, the Committee believes that in the event that termination of employment is by the Company without cause or because of an uncured breach by the Company of the employment agreement, the executive should receive his base salary and benefits for the balance of the term of the agreement, but for at least twelve months.  In addition, an employee should receive the incentive compensation that he would have earned had his employment not been terminated, but prorated for the portion of the year during which he was an employee.

The executives' outstanding stock options by their terms vest in full in the event of a change in control.  The acceleration of vesting is based on the assumption that a change in control often results in a change in senior management.  Absent accelerated vesting, a termination without cause after a change in control could unfairly reduce or eliminate the benefit of an outstanding stock option depending on when the change occurs in relationship to the vesting schedule.

2011 — 2013 Agreements.  For the 2011-2013 agreements, the Committee followed the same principles, but the incentive compensation for the year in which termination without cause occurs is for the full year, not prorated, and any portion payable in restricted stock is paid in cash.  In the event of termination because of permanent disability or death the prior proration formula remains.

A new element of the 2011-2013 agreements is a separate change in control agreement that has no fixed term.  The Committee determined that in the event of a termination without cause or a termination for a breach of the employment agreement by the Company that occurs within thirty days before and two years after a change in control, a total severance payment equal to three times base salary and the vesting of any restricted stock is appropriate.  This is intended to provide a level of financial assurance and thereby to preserve the neutrality of the named executive officers in negotiating and implementing a transaction that will result in a change in control of the Company and that may result in the termination of their employment.  The amount is satisfied first by the severance provided for a termination without cause absent a change in control, and the balance, if any, by an additional payment.  The three times multiple was determined by reference to change in control provisions of peer group companies and Committee members' personal judgment of an appropriate amount.  The amount is substantially below the maximum that is payable without incurring punitive tax consequences under the Internal Revenue Code.  The Committee understands that some of the compensation payable to certain executives under the change-in-control agreements may not be deductible under Section 162(m) of the Code.

If the executive is terminated for cause, no payments are made to him except accrued salary through the date of termination, and all his stock options immediately terminate.

Base Deferred Salary and Incentive Awards for 2010.

As noted above, both the EBITDA and earnings-per-share goals were met in 2010.

With respect to the personal goals for 2010 of the named executive officers, Mr. Manning as Chief Executive Officer gave a written assessment to the Committee of the extent of the accomplishment by Mr. Allen of his 2010 personal goals.  Mr. Harper as President, gave a written assessment to the Committee of the extent of the accomplishment by Messrs. Colombo, Brian Manning and Joseph P. Harper, Jr. of their goals for 2010.  Messrs. Manning and Harper each gave a written assessment to the Committee of the extent of the accomplishment of their own goals for 2010.  In each case, the assessment was that all personal goals had been substantially completed.

These assessments were confirmed by the Compensation Committee and by the Audit Committee for the Chief Financial Officer, and by the Board for Messrs. Patrick Manning and Joseph Harper, Sr.  In the Committee's view, quantitative (as opposed to qualitative) measurement of personal goals is not practical or useful.

Compensation Policies and Practices — Risk Management.

This section describes the Company's risks that have the potential to be affected by the Company's compensation policies and practices applicable to all employees, and in particular, by its incentive compensation arrangements.

Background.  In the first quarter of 2011, the Compensation Committee reviewed its former assessment of compensation-related risks, noting that the Company's compensation structure for 2010, including that of the named executive officers did not change.  Compared to other businesses, the Company's business risks that are likely to be affected by compensation policies and practices are relatively straight forward.  Consequently, the Committee elected not to hire an outside adviser in undertaking its review.

The Committee reviewed each element of employee compensation that is designed to provide an incentive to the employee to do his best work for the Company.  The Committee then discussed the extent to which, if at all, the employee would be able to manipulate the Company's records or financial statements to artificially achieve or contribute to the achievement of that incentive.  Committee members then determined whether in their judgment, the risk of such manipulation is material.

As a general matter, the Company's policy with respect to incentive compensation, as opposed to regular wages and salary, is to encourage behavior that will benefit and improve the Company's financial results and financial condition and thereby benefit its shareholders.  Because regular wages and salary are paid periodically, because they are considered to be competitive, and because they are not paid for the achievement of a specific goal, they do not by themselves affect risk-taking.

After the Committee's review, it is the belief of members that the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.  The basis for this belief is discussed below.

The Company's Risks.  Many of the risks that the Company faces are outside the control of management, such as economic and weather conditions; the failure of government agencies to let construction contracts or the cancellation of contracts already let; local, state and federal funding of infrastructure construction and repairs; actions of suppliers; terrorist attacks, and the like.  For a full description of the Company's significant risk factors see Item 1A.  Risk Factors in the Company's 2010 Annual Report on Form 10-K, which is available with this Proxy Statement.

The Company's other major risks can be grouped into four general categories:

•
Bidding on and performing civil construction projects in which the contract for the project is awarded to the lowest bidder.  In low-bid contracts, the prime risk is a failure to accurately estimate the overall risks, requirements and costs involved in the project.  If the Company bids too high it will not win the contract; if it bids too low and wins the contract, lower profits than anticipated or a loss can result.

•
Design-build, CM/GC (construction manager/general contractor) and other alternative project delivery methods.  These projects are ones in which winning the contract depends not only on price, but also on reputation, marketing efforts, quality of design, and the minimization of public inconvenience.  Projects of this kind are often bid and performed by joint ventures in which the Company is only one of two or more participants.  This means that the Company is subject not only to the risk of making an inaccurate bid, but also to the additional risk of design errors by the design/engineering firm as well as liability for the entire contract if other participants in the joint venture fail to carry out their portions of the contract or fail to do so in conformity with the contract.

•
The Company's strategy of expanding its market, opportunities, competencies and geographic diversification organically and through acquisitions.  Growth can require the investment of significant capital, and in the case of an acquisition, if the negotiation of the purchase agreement and the subsequent integration of the acquired entity are not successfully performed, significant losses can result.

•
The percentage-of-completion accounting and revenue recognition rules under which the Company is required to prepare its financial statements.  Percentage-of-completion accounting requires management to make quarterly and annual estimates of the cost of completing projects that are on going at the date of the financial statements.  These estimates directly affect reported profits, and profits are the basis for the award of much of the Company's incentive compensation.

Incentive Compensation and Risk.

Employees Without Employment Agreements.  The Company compensates its direct labor and clerical staff on an hourly basis; the rest of its employees are paid a salary.  All of these employees are eligible to earn bonuses.  Bonuses are paid in cash and are based on an employee's job performance in his or her area of responsibility.  For example, the bonuses of project managers are based on the gross profit of the project and the level of competency with which it is administered, including things such as the timeliness of invoice submissions and job-cost updates.  These jobs by their very nature are not ones that require risk-taking for the employee to be successful; rather they require attention to detail and the avoidance and minimization of risk.  Although bonuses for these employees are generally not promised or quantified in advance, the Committee believes that the tradition of paying bonuses encourages employees to be careful and diligent in their job performance.  Project managers' estimates of the cost to complete their contracts are reviewed by senior managers, and from year to year are compared to prior year's actual results.  In this way, senior management can determine whether a project manager's estimates are generally accurate.  A material variance between estimates and actual results can lead to termination of employment.

Employees with Employment Agreements.  The Company compensates certain of its officers and certain operating officers in charge of its geographical offices under the terms of written employment agreements.  When these employment agreements come up for renewal, the Committee considers whether and to what extent the incentives in those agreements continue to meet the Company's incentive and risk management objectives.  In the Nevada office, incentive pay for senior officers is in the discretion of the Company's President and is based generally on the extent to which elements of the agreed-upon budget for the year have or have not been achieved or exceeded.  Incentive pay for senior officers of the Utah office is based on the achievement of its budgeted earnings before interest, taxes, depreciation and amortization, or EBITDA.  The Committee believes that EBITDA is a good measure of operating performance because it is EBITDA on which operating personnel have the most direct effect.  EBITDA for a given year is derived from the office's budget, which represents the best estimate of results for the following year as determined jointly by senior management of the office and the Company.  Therefore, while budgets may reflect an optimistic assessment of the future, by their nature, they should not require extreme effort to achieve.  In addition, excessive risk-taking could directly and adversely affect EBITDA and therefore the officer's incentive compensation.  A description of how EBITDA is calculated is set forth above in the section entitled Incentive Goals —Base Deferred Salary.

The incentive compensation of the named executive officers is also established by employment agreements.  As more fully discussed above, for the 2007-2010 agreements, the Committee based incentive compensation on the achievement of three distinct goals:  The Company's EBITDA, its earnings-per-share (EPS) and the executives' personal goals.  The Committee believes that these goals have accurately aligned the officers' goals with the Company's overall goal to increase profits from year to year and thereby to increase shareholder value.  As noted above, for the 2011-2013 agreements, incentive compensation is based on net earnings, not earnings per share, but the Committee does not believe that this changes the level of risk in a significant way, if at all.

The Committee believes that the Company's incentive goals do not create or encourage excessive risk-taking for the following reasons.

•	The bid preparation process, whether for a low-bid contract or a design-build contract requires careful, meticulous and diligent estimation and calculation of all aspects of the project.

•	The estimates required for percentage cost-of-completion accounting are subject to review, verification and audit.

•
For the 2007 — 2010 employment agreements, the EBITDA goal and personal goals can be satisfied without satisfying the EPS goal, and no one goal must be achieved for the officer to earn significant incentive pay.  Of the maximum possible pay-out, the EBITDA goal represents 50%, the EPS goal represents 30%, and personal goals represent 20%.  This arrangement avoids the all-or-nothing approach to incentive compensation that can have the effect of encouraging excessive risk-taking.  For the 2011 — 2013 employment agreements, incentive compensation increases in a linear fashion as net income increases.

•	The Company's EBITDA and EPS goals were based on the Company's annual budget, which is prepared by management, but which is subject to the review and approval of the Board.

•
No incentive pay is awarded for completing a single task, such as winning a contract, making a capital investment or completing an acquisition.  The officer only benefits if the contract, investment or acquisition is profitable and thereby contributes to the achievement of a goal.  This avoids creating an incentive to achieve short-term results at the expense of longer-term results.

•
For the EBITDA and EPS goals of the 2007 — 2010 employment agreements, there was a fixed maximum dollar amount, or cap on the amount of incentive pay an executive could earn in a given year, so that ever more risk-taking would not earn ever more incentive pay.  For the 2011 — 2013 employment agreements with their net-income-based incentive, no extreme effort or risk-taking will necessarily result in a large increase in incentive compensation.

The Committee has determined that cost-of-completion accounting is the most likely to encourage manipulation of financial results and therefore deserves further discussion of the monitoring and mitigation of the risk.  In the course of its annual audits, the Company's outside auditor reviews the current year's cost-to-complete estimates and compares them to actual, prior-year results, so that over a period of several years, any manipulation of results would become evident.  In addition, since most of the Company's large projects are performed over the course of more than one calendar year, an under-estimate of cost-to-complete in order to inflate profits in one year would have the effect of reducing profits in the following year.  In addition, members of senior management of the Company hold a significant number of shares of the Company's common stock, so that any potential incentive to manipulate short-term results is offset by the knowledge that to do so could have long-term, adverse consequences and a negative effect on the value of their own shares of the Company's common stock.  Finally, the Committee has formed a judgment that the integrity of the members of senior management, who have been with the Company for an average of 23 years, is the most valuable element in mitigating this risk.

Equity Compensation.  In the past, the Company awarded options to a wide variety of employees that vest over a number of years in order to give them a long-term perspective on the success of the Company.  More recently, for the same purpose, the Company has awarded vice-president-level officers of the Company's geographical offices shares of common stock that may not be sold or transferred for five years and that are subject to forfeiture under certain circumstances, such as termination of employment for cause.  With the exception of Mr. Allen, who was granted a stock option when he joined the Company in 2007, all of the named executive officers have significant holdings of Company stock.  The Committee believes that these stockholdings provide a sufficient long-term incentive to off-set any incentive to take excessive risks to achieve annual performance goals.  In addition, as noted above, in the 2011 — 2013 employment agreements, one-half of any incentive compensation will be paid to executive officers in the form of restricted stock.

The Committee monitors compensation-related risks annually when year-end financial results are available and the achievement of personal goals is assessed.  Since senior officers' employment agreements have traditionally had three-year terms, the Committee is also able periodically to determine whether the Company's incentive programs are achieving the desired results and to make changes if they are not.

Employment Agreements of the Named Executive Officers.

2007 — 2010 Agreements.  During 2010, the named executive officers were compensated under substantially the same form of employment agreement, which became effective in July of 2007 and expired on December 31, 2010.  The following table describes the material financial features of each of the employment agreements.

Name	Base Payroll Salary	Base Deferred Salary	Maximum Cash Incentive Bonus	Equity	Vacation
Patrick T. Manning	$365,000	$162,500	$162,500	—	Discretionary (1)
Joseph P. Harper, Sr.	$365,000	$162,500	$162,500	—	Discretionary (1)
James H. Allen, Jr. (2)	$250,000	$75,000	$75,000	13,707-share, one-time stock option grant (3)	5 weeks
Anthony F. Colombo	$215,000	$130,000	$130,000	—	5 weeks
Joseph P. Harper, Jr.	$200,000	$100,000	$100,000	—	5 weeks
Brian R. Manning	$200,000	$100,000	$100,000	—	5 weeks

(1)	The executive is entitled to take as many days vacation per year as he believes is appropriate in light of the needs of the business.

(2)
At Mr. Allen's request when he joined the Company, the Company agreed that he would continue his then current health plan rather than participate in the Company's health plan and that he would be reimbursed for up to $1,000 of the monthly premiums of his plan.  This arrangement is less expensive for the Company than if Mr. Allen had joined the Company's health plan.

(3)	Information about this stock option grant in August 2007 is set forth below in the section entitled Outstanding Equity Awards at December 31, 2010.

2011 — 2013 Agreements.  As already noted, the new agreements eliminate the concept of Base Deferred Salary and include that amount in base salary.  Incentive compensation is expressed as a percentage of a bonus pool consisting of four percent of the Company's income before income taxes and earnings attributable to non-controlling interests, provided that a minimum average three-year return on equity target is maintained.

Name	Salary ($)		Percentage of Annual Bonus Pool (1) (%)
Patrick T. Manning	550,000		22.5
Joseph P. Harper, Sr.	525,000		22.0
James H. Allen, Jr.	482,000	(2)	—	(2)
Anthony F. Colombo	360,000		16.5
Joseph P. Harper, Jr.	315,000	16.5
Brian R. Manning	315,000	16.5

(1)	Incentive compensation is payable 30% in cash, up to 20% in cash based on the level of achievement of personal goals, and 50% in the form of three-year restricted stock awards.

(2)
Mr. Allen intends to retire by the end of 2011.  Consequently the Committee has agreed to pay the salary indicated above and a guaranteed bonus of $81,000 unless he is terminated for cause during the year.  The Company will also continue to pay him up to $1,000 a month for carrying his own health insurance.

Potential Payments upon Termination or Change-in-Control.

The following table describes the payment and other obligations of the Company and the named executive officers under their 2007 — 2010 employment agreements in the event of a termination of employment or a change in control of the Company.  After termination of employment, irrespective of the reason for termination, each of the named executive officers is prohibited from competing with the Company or soliciting its employees or customers for a period of twelve months or for the period, if any, during which he is entitled to be paid his salary, whichever period is longer.  There is no special or different treatment for a termination in connection with, or after, a change in control of the Company.

The table also shows the estimated cost to the Company had the executive's employment terminated on December 31, 2010. The employment agreements of the named executive officers expired on December 31, 2010, but because follow-on agreements had not been finalized at that time, the Company and the named executive officers agreed to continue their agreements in effect until replacement agreements are executed.  In order to show the effect of the termination provisions of their employment agreements, the following table assumes that the 2007 — 2010 agreements were in effect for all of 2011.

Event	Payment and/or Other Obligations *
1.Termination by the Company without cause; for permanent disability; or involuntary resignation of the executive: (1)
The Company must —
• Continue to pay the executive his base salary for the balance of the term of his employment agreement or for one year, whichever period is longer;

• Continue to cover him under its medical and dental plans provided the executive reimburses the Company the COBRA cost thereof, in which event the Company must reimburse the amount of the COBRA payments to the executive; and

• Pay him a portion of any Base Deferred Salary and cash incentive bonus that he would have earned had he remained an employee of the Company through the end of the calendar year in which his employment is terminated, based on the number of days during the year that he was an employee of
   the Company.  In the    event of a termination on December 31, 2010, he would be entitled to his full 2010 bonus, if earned, irrespective of termination.

Estimated December 31, 2010 termination payments:
Mr. Patrick T. Manning	$365,000 plus COBRA reimbursement for a one-year period, approximately $18,930.
Mr. Joseph P. Harper, Sr.	$365,000 plus COBRA reimbursement for a one-year period, approximately $12,380.
Mr. Allen	$250,000 plus $12,000 of continued health insurance premium reimbursements for a one-year period.
Mr. Colombo	$215,000 plus COBRA reimbursement for a one-year period, approximately $5,919
Mr. Joseph P. Harper, Jr.	$200,000 plus COBRA reimbursement for a one-year period, approximately $18,930
Mr. Brian R. Manning	$200,000 plus COBRA reimbursement for a one-year period, approximately $18,930
For the amount of the bonuses paid to these executives for 2010, see the Summary Compensation Table for 2010, below.
2.Termination by reason of the executive's death:
The Company is obligated to pay the executive a portion of any Base Deferred Salary and of any cash incentive bonus that he would have earned had he remained an employee of the Company through the end of the calendar year in which his employment terminated, based on the number of days during the year that he was an employee of the Company.

Estimated December 31, 2010 termination payments:	None, since in the event of a termination on December 31, 2010, he would be entitled to the full 2010 bonus, if earned, irrespective of termination.
3.Termination by the Company for cause:(2)
The Company is required to pay the executive any accrued but unpaid base payroll salary through the date of termination and any other legally-required payments through that date.
All of the executive's stock options terminate.

Estimated December 31, 2010 termination payments:	None
4.Voluntary resignation by the executive:
The Company is obligated to pay the executive a portion of any Base Deferred Salary that he would have earned had he remained an employee of the Company through the end of the calendar year in which he resigned, based on the number of days during the year that he was an employee of the Company.

Estimated December 31, 2010 termination payments:	None since in the event of a termination on December 31, 2010, he would be entitled to his full 2010 Base Deferred Salary, if earned, irrespective of termination.
5.A change in control of the Company:
All the executives' un-exercisable but in-the-money stock options become exercisable in full.  At December 31, 2010 none of their stock options had an exercise price below the $13.04 closing market price per share on that date.

*
The Base Payroll Salaries, Base Deferred Salaries and cash incentive bonus eligibility of the executives are set forth above in the section entitled Employment Agreements of the Named
Executive Officers.

(1)
The executive is entitled to "involuntarily" resign in the event that the Company commits a material breach of a material provision of his employment agreement and fails to cure the breach within thirty days, or, if the nature of the breach is one that cannot practicably be cured in thirty days, if the Company fails to diligently and in good faith commence a cure of the breach within the thirty-day period.

(2)
The term "cause" is defined in the employment agreements and means what is commonly referred to as cause in employment matters, such as gross negligence, dishonesty, insubordination, inadequate performance of responsibilities after notice and the like.  A termination without cause is a termination for any reason other than for cause, death or voluntary resignation.

Summary Compensation Table for 2010.

The following table sets forth all compensation awarded to, earned by, or paid to, Patrick T. Manning, the Company's principal executive officer, and James H. Allen, Jr., its principal financial officer as well as its four other most highly compensated executive officers for the years indicated.  Although SEC regulations only require compensation information about the three other highest paid executive officers, a fourth executive officer has been included because two of them have substantially the same compensation.  The three Executive Vice Presidents became executive officers in September 2010.

The Company pays compensation to these executive officers according to the terms of their employment agreements.  The Company does not pay Messrs. Patrick Manning or Joseph Harper, Sr. additional compensation for serving on the Board.  The amounts include any compensation that was deferred by the executive through contributions to his defined contribution plan account under Section 401(k) of the Internal Revenue Code.  All dollar amounts are rounded to the nearest dollar.  No stock options or awards were made to the executive officers listed in the table below during the periods covered.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation (1) ($)	All Other Compensation ($) (2)	Total ($)
Patrick T. Manning Chairman of the Board & Chief Executive Officer (principal executive officer)	2008 2009 2010	365,000 365,000 365,000	227,500 325,000 325,000	6,900 10,000 —	599,400 700,000 690,000
Joseph P. Harper, Sr. President, & Chief Operating Officer, Treasurer	2008 2009 2010	365,000 365,000 365,000	227,500 325,000 325,000	7,300 7,300 13,020	599,800 697,300 703,020
James H. Allen, Jr. Chief Financial Officer (principal financial officer)	2008 2009 2010	250,000 250,000 250,000	105,000 150,000 150,000	7,500 7,500 10,192	362,500 407,500 410,192
Anthony F. Colombo Executive Vice President — Operations	2010	215,000	260,000	17,704	492,704
Joseph P. Harper, Jr. Executive Vice President — Finance	2010	200,000	200,000	7,993	407,993
Brian R. Manning Executive Vice President & Chief Business Development Officer	2010	200,000	200,000	15,635	415,635

(1)	Footnote (1) to the table in the following section, entitled Grants of Plan-Based Awards for 2010, contains a description of the award of this compensation.

(2)	A breakdown of the amounts shown in this column is set forth in the table below. The dollar amounts are the aggregate incremental costs of the items to the Company.

Name	Year	Car Allowance/Use of a Company Car		Company Contribution to 401(k) Plan Account
Patrick T. Manning	2008 2009 2010	— — —		$ $	6,900 10,000 —
Joseph P. Harper, Sr.	2008 2009 2010	— — —		$ $	7,300 7,300 13,020
James H. Allen, Jr.	2008 2009 2010	— — —		$ $ $	7,500 7,500 10,192
Anthony F. Colombo	2010	$9,600	(1)		$8,104
Joseph P. Harper, Jr.	2010	$1,185	(2)		$6,808
Brian R. Manning	2010	$8,250	(2)		$7,385

           (1)          This represents an $800 monthly car allowance.
           (2)          This is the cost of the use of a Company-owned vehicle.

Grants of Plan-Based Awards for 2010.

The following table shows each grant of a non-equity award for 2010 to a named executive officer under a Company plan.  For 2010, the Company did not make any equity awards, such as SAR's, stock, restricted stock, restricted stock units, or similar instruments, to any of the named executive officers.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1) ($)
		Threshold	Target	Maximum
Patrick T. Manning	N/A	162,500	260,000	325,000
Joseph P. Harper, Sr.	N/A	162,500	260,000	325,000
James H. Allen, Jr.	N/A	75,000	120,000	150,000
Anthony F. Colombo	N/A	130,000	208,000	260,000
Joseph P. Harper, Jr.	N/A	100,000	160,000	200,000
Brian R. Manning	N/A	100,000	160,000	200,000

(1)	Non-Equity Incentive Plan Awards. In the table above, "possible" payouts mean the payouts that were available to be earned by the executive for calendar year 2010.

As more fully described above in the section entitled Employment Agreements of Named Executive Officers, the employment agreements provide each executive annually with the ability to earn compensation in addition to his base salary.  The additional compensation is divided into three parts, each based on the achievement of an annual goal, as follows:

•	The achievement by the Company of 75% of budgeted EBITDA.

•	The achievement by the Company of budgeted fully-diluted earnings per share.

•	The achievement by the executive of personal goals approved by the Committee at the beginning of the year.

                                                                                                      As a result, in any given year the executive may earn all, some or none of the additional compensation.  In the table above —

•
The Threshold is the amount that the executive earns if the Company achieves the 75% of budgeted EBITDA goal.  It is designated the threshold because, as described above in the section entitled Compensation Discussion and Analysis, this amount is considered by the Committee to be salary that is deferred pending the achievement by the Company of a relatively modest financial goal.  In 2010, the Company achieved approximately 138% of budgeted EBITDA.

•
The Target is the amount that the executive earns if both financial goals, namely the EBITDA goal and the budgeted earnings-per-share goal, are achieved.  In 2010, the Company achieved approximately 217% of the budgeted earnings-per-share goal.

•
The Maximum is the sum of the Target amount and the amount the executive earns if, in addition to the financial goals, he achieves his personal goals for the year.  In 2010 the
Committee determined that all goals had been met and accordingly awarded the maximum cash incentive compensation to each of the named executive officers.

                                                                                                     For the actual amounts paid to the executives for 2010, see the Summary Compensation Table for 2010, above.  For a description of these executives' personal goals for 2010, see the section entitled Incentive Goals — Personal, above.

Option Exercises and Stock Vested for 2010.

The following table contains information on an aggregated basis about each exercise of a stock option during 2010 by each of the named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)
Patrick T. Manning	7,000	57,085
Joseph P. Harper, Sr.	10,000	32,700
James H. Allen, Jr.	—	—
Anthony F. Colombo	7,500	18,750
Joseph P. Harper, Jr.	16,500	118,703
Brian R. Manning	7,500	36,375

(1)
SEC regulations define the "Value Realized Upon Exercise" as the difference between the market price of the shares on the date of the purchase, and the option exercise price of the shares, whether or not the shares are sold, or if they are sold, whether or not the sale occurred on the date of the exercise.

Outstanding Equity Awards at December 31, 2010.

The following table shows certain information concerning un-exercised stock options that were outstanding on December 31, 2010 for each named executive officer.  No other equity awards have been made to the named executive officers.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price/Share ($)	Option Grant Date	Option Expiration Date	Vesting Date Footnotes
Patrick T. Manning	800	200	25.21	8/08/2006	9/08/2011	(1)
	10,000	—	24.96	7/18/2006	7/18/2011	(2)
Joseph P. Harper, Sr.	800	200	25.21	8/08/2006	9/08/2011	(1)
	10,000	—	24.96	7/18/2006	7/18/2011	(2)
	3,500	—	3.10	8/12/2004	8/12/2014	(3)
	3,500	—	3.05	8/20/2003	8/20/2013	(3)
	3,500	—	1.725	7/24/2002	7/24/2012	(3)
	3,700	—	1.50	7/23/2001	7/23/2011	(3)
James H. Allen, Jr.	13,707	—	18.99	8/07/2007	8/07/2012	(3)
Anthony F. Colombo	800	200	25.21	8/08/2006	9/08/2011	(1)
	7,500	—	24.96	7/18/2006	7/18/2011	(2)
	3,500	—	3.10	8/12/2004	8/12/2014	(4)
	3,000	—	3.05	8/20/2003	8/20/13	(4)
	2,800	—	1.725	7/24/2002	7/24/2012	(4)
	2,500	—	1.50	7/23/2001	7/23/2011	(4)
Joseph P. Harper, Jr.	800	200	25.21	8/08/2006	9/08/2011	(1)
	7,500	—	24.96	7/18/2006	7/18/2011	(2)
	1,400	—	3.10	8/12/2004	8/12/2014	(4)
	600	—	3.05	8/20/2003	8/20/13	(4)
Brian R. Manning	800	200	25.21	8/08/2006	9/08/2011	(1)
	7,500	—	24.96	7/18/2006	7/18/2011	(2)
	3,500	—	3.10	8/12/2004	8/12/2014	()
	3,000	—	3.05	8/20/2003	8/20/13	(4)
	2,500	—	1.725	7/24/2002	7/24/2012	(4)
	2,000	—	1.50	7/23/2001	7/23/2011	(4)

Vesting of Stock Options.  If there is a change in control of the Company, all the stock options then held by a named executive officer become exercisable in full.  Absent a change in control of the Company, the options listed above vest as described in the following footnotes:

(1)	This option vests in equal installments on the first five anniversaries of its grant date.

(2)	This option vested in a single installment on July 18, 2007.

(3)	This option vested in equal installments on the first three anniversaries of its grant date.

(4)	This option vested in equal installments on the first five anniversaries of its grant date.

Equity Compensation Plan Information.  The following table contains information at December 31, 2010 about compensation plans (including individual compensation arrangements) under which the Company has authorized the issuance of equity securities.

Plan Category (1)	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders:	166,540	$14.847	543,574
Equity compensation plans not approved by security holders:	—	—	—

(1)
The Company has only one outstanding compensation plan, the 2001 Stock Incentive Plan, under which the Company has authorized the issuance of equity securities, and that plan has been approved by stockholders.

PERFORMANCE GRAPH.

The following graph compares the percentage change in the Company's cumulative total stockholder return on its common stock for the last five years with the Dow Jones US Index, a broad market index, and the Dow Jones US Heavy Construction Index, a group of companies whose marketing strategy is focused on a limited product line, such as civil construction.  Both indices are published in The Wall Street Journal.

The returns are calculated assuming that an investment with a value of $100 was made in the Company's common stock and in each index at the end of 2005 and that all dividends were reinvested in additional shares of common stock, although the Company has paid no dividends during the periods shown.  The graph lines merely connect the measuring dates and do not reflect fluctuations between those dates.  The stock performance shown on the graph is not intended to be indicative of future stock performance.

	December 2005 ($)	December 2006 ($)	December 2007 ($)	December 2008 ($)	December 2009 ($)	December 2010 ($)
Sterling Construction Company, Inc.	100.00	129.29	129.65	110.10	113.73	77.48
Dow Jones US Index	100.00	115.57	122.51	76.98	99.15	115.66
Dow Jones US Heavy Construction Index	100.00	124.74	236.96	106.34	121.55	156.07

BUSINESS RELATIONSHIPS WITH DIRECTORS AND OFFICERS.

Transactions with Related Persons.  This section describes transactions since the beginning of 2010 and currently proposed transactions in which the Company was or is to be a participant, and in which any related person had or will have a direct or indirect material interest.

Joseph P. Harper, Jr.  Joseph P. Harper, Jr. is Vice President & Chief Financial Officer of the Company's wholly-owned subsidiary, Texas Sterling Construction Co. (TSC) and Executive Vice President — Finance of the Company.  He is the son of Joseph P. Harper, Sr., who is President & Chief Operating Officer and Treasurer of the Company.  For 2010, Mr. Harper Jr. received a Base Payroll Salary of $200,000 and Base Deferred Salary plus cash incentive bonus totaling $200,000.

Kip L. Wadsworth.  Mr. Wadsworth is a director of the Company and President of Ralph L. Wadsworth Construction Company, LLC (RLW) in which the Company in late 2009 acquired an 80% interest.  Mr. Wadsworth retained a 5.65% membership interest in RLW, which together with the interests retained by his three brothers, Con, Tod and Ty Wadsworth, can be sold by them to the Company, and which the Company has a right to buy from them, in both cases, in 2013.  For 2010, RLW paid Mr. Wadsworth, as President of RLW, cash compensation of $730,302, which is made up of his salary and his cash incentive compensation under the terms of his employment agreement with RLW that was negotiated in connection with the acquisition.  Pursuant to that employment agreement, the Company also issued to Mr. Wadsworth shares of the Company's common stock with a value of $24,400 that are restricted from transfer or other disposition until December 31, 2012.

Mr. Wadsworth and some of his immediate family members are part owners of the following companies with which RLW had a business relationship in 2010.  Their ownership interests are shown in the table below.

•
Wadsworth Development Group, LLC (WDG).  As part of a monthly service agreement, RLW provided WDG in 2010 with office supplies, payroll services, computers, IT services, copy machines, telephone and the like on a monthly basis for an average monthly billing to WDG of $40,752.

•	Wadsworth Corporate Center, LLC (WCC), Wadsworth Dannon Way, LLC (WDW) and Wheatfield Way, LLC (WWY). In 2010, RLW leased —
o	its primary office space from WCC at an annual rent of $217,909 plus common area maintenance charges of $79,700 a year;

o	a facility for RLW's equipment maintenance shop from WDW at an annual rent of $172,569 plus common area maintenance charges of $73,700; and

o	a facility from WWY to provide temporary living quarters for field employees at an annual rent of $44,400.

The WCC and WDW leases expire in 2022 and the WWY lease expires in 2014.

•	Riverwalk Investments, LLC (RWI). In 2010, RLW engaged in contracts to develop RWI site improvements and to build out four of RWI's tenant spaces totaling $1.36 million.
•
Wadsworth & Sons LLC (W&S).  W&S is an indemnitor of surety bonds issued to Cal Wadsworth Construction Company, which is owned by Kip Wadsworth’s brother, Cal Wadsworth.  The potential indemnification exposure to W&S for bonds issued on uncompleted Cal Wadsworth Construction projects is estimated to be less than $1 million.

Name (Relationship)	WDG	WCC	WDW	WWY	RWI	W&S
Kip L. Wadsworth	24.50%	24.50%	19.60%	28.25%	24.50%	19.60%
Con L. Wadsworth (brother)	24.50%	24.50%	19.60%	24.69%	24.50%	19.60%
Tod L. Wadsworth (brother)	24.50%	24.50%	19.60%	24.69%	24.50%	19.60%
Ty L. Wadsworth (brother)	24.50%	24.50%	19.60%	22.37%	24.50%	19.60%
Nic L. Wadsworth (brother)	—	—	19.60%	—	—	19.60%
Ralph L. Wadsworth (father)	1.00%	1.00%	1.00%	—	1.00%	1.00%
Peggy Wadsworth (mother)	1.00%	1.00%	1.00%	—	1.00%	1.00%

Kip Wadsworth is a brother of Guy Wadsworth, who is the owner of Wadsworth Brothers Construction Company.  Wadsworth Brothers Construction and RLW are both 12.5% members of a $1.725 billion joint venture with Flour Corporation and Ames Construction, Inc. on a construction project covering 23 miles of Interstate Highway 15 in Utah.

Policies and Procedures for the Review, Approval or Ratification of Transactions with Related Persons.

General.  The Board's policy on transactions between the Company and related persons is set forth in the written charter of the Audit Committee.  The policy requires that the Audit Committee must review in advance the terms of any transaction between the Company (including its subsidiaries) and a director, executive officer, nominee for election as a director, or stockholder; and any of their affiliates or immediate family members that involves more than $100,000.  If the Audit Committee approves the transaction, it must do so in compliance with Delaware law and report it to the full Board.

Joseph P. Harper, Jr.  The Compensation Committee determines Mr. Joseph Harper, Jr.'s salary and bonus.  Neither Mr. Patrick Manning, Mr. Joseph Harper, Sr. nor Mr. Joseph Harper, Jr. is a member of the Compensation Committee, which is made up entirely of independent directors.

Kip L. Wadsworth.  As part of its due diligence review prior to the acquisition of its 80% interest in RLW, the Company reviewed the relationships and transactions between RLW, Mr. Wadsworth and Mr. Wadsworth's family members, and concluded that the prices being charged to RLW or by RLW, as the case may be, are competitive and no less favorable to RLW than could be obtained from unrelated third parties.  Any new transaction will be taken under consideration in advance by the Audit Committee and will be reviewed by an independent audit firm retained by the Audit Committee to ensure, among other considerations, that it is in compliance with Delaware law and is likewise on terms that are no less favorable to the Company than could be obtained from unrelated third parties.

INFORMATION ABOUT AUDIT FEES AND AUDIT SERVICES

A representative of the Company's independent registered public accounting firm, Grant Thornton LLP, is expected to be available at the Annual Meeting, will have the opportunity to make a statement if he or she wishes, and will also be available to respond to appropriate questions from stockholders.

The following table sets forth the aggregate fees that the Company's independent registered public accounting firm, Grant Thornton LLP, billed to the Company for the years ended December 31, 2010 and 2009.

Fee Category	2010	Percentage Approved by the Audit Committee	2009	Percentage Approved by the Audit Committee
Audit Fees:	578,000	100%	$538,000	100%
Audit-Related Fees:	—	N/A	$176,000	100%
Tax Fees:	—	N/A	—	N/A
All Other Fees:	2,000	100%	$17,000	100%

Audit Fees.

In 2010 and 2009, audit fees include the fees and expenses for Grant Thornton's audit of the consolidated financial statements included in the Company's Annual Report on Form 10-K for those years; the reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q; the resolution of issues that arose during the audit process; attestation work required by Section 404 of the Sarbanes-Oxley Act of 2002; and other audit services that are normally provided in connection with statutory and regulatory filings.

Of the audit fees for 2010 reflected in the above table, $302,000 had been billed by December 31, 2010.
Of the audit fees for 2009 reflected in the above table, $363,000 had been billed by December 31, 2009.

Audit-Related Fees.  In 2010 the Company incurred no fees in this category.  In 2009, the Company incurred fees related to the acquisition of Ralph L. Wadsworth Construction Company, LLC, and to the Company’s public stock offering, both of which occurred in December 2009.

Tax Fees.  The Company's independent registered public accounting firm occasionally provides tax consulting services to the Company relating to the calculation of the provision for taxes.  No fees for such services were incurred in 2010 or 2009.

All Other Fees.

In 2010, these fees consisted primarily of consultation with Grant Thornton on various state and local tax issues related to new jurisdictions in which the Company operates.

In 2009, these fees consisted of accounting services performed in connection with the Company's preparation and filing of a response to comments of the SEC and various other consulting fees on accounting issues.

Procedures for Approval of Services.

All requests for services that are to be provided by the Company's independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding estimated fees, are submitted to both the Company's Chief Financial Officer and the Chairman of the Audit Committee.  The Chief Financial Officer authorizes services that have been approved by the Audit Committee within pre-set limits.  If there is any question as to whether a proposed service fits within an approved service, the Chairman of the Audit Committee is consulted for a determination.  The Chief Financial Officer submits to the Audit Committee any requests for services that have not already been approved by the Audit Committee.  The request must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request is consistent with the SEC’s rules on auditor independence.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposal that a stockholder intends to present at the 2012 Annual Meeting of Stockholders must be submitted to the Secretary of the Company no later than December 31, 2011 in order to be considered timely received.

By Order of the Board of Directors
Roger M. Barzun, Secretary

STERLING CONSTRUCTION COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 6, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your voting instructions by telephone at 1-800-PROXIES (1-800-776-9437), or via the Internet at www.VoteProxy.com and follow the simple instructions. You will need to use the Company Number and Account Number shown on your proxy card.

The undersigned, having received a Notice of the Annual Meeting of Stockholders of Sterling Construction Company, Inc. (the "Company") to be held on May 6, 2011 at 9:00 a.m., local time, at The Ashton Hotel, 610 Main Street, Fort Worth, Texas 76102 (the "Annual Meeting") and a Notice of Internet Availability of Proxy Materials for the Annual Meeting; and revoking all prior proxies, hereby appoint(s) John D. Abernathy, James H. Allen, Jr., and Roger M. Barzun, and each of them (with full power of substitution) as proxies of the undersigned to attend the Annual Meeting and any adjourned sessions thereof and there to vote and act upon the following matters in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the Annual Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates at the Annual Meeting the intention of the undersigned to vote said shares in person.  If the undersigned holds any shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every one of those capacities as well as individually.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

STERLING CONSTRUCTION COMPANY, INC.

May 6, 2011

PROXY VOTING INSTRUCTIONS

VOTING ON THE INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

VOTING BY TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
COMPANY NUMBER
ACCOUNT NUMBER
You may vote online or by telephone until 11:59 PM Eastern Time on the day before the meeting.
VOTING BY MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
VOTING IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, proxy card and 2010 Annual Report are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=04770

Please detach along perforated line and mail the part below in the envelope provided IF you are not voting via telephone or the Internet.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS; FOR PROPOSAL 2; FOR PROPOSAL 3; AND
FOR A 1-YEAR FREQUENCY VOTE TO APPROVE EXECUTIVE COMPENSATION.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1	Election of Directors:		For	Against	Abstain
	Robert A. Eckels		☐	☐	☐
	Joseph P. Harper, Sr.		☐	☐	☐
	Patrick T. Manning		☐	☐	☐
2	Ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2011:		☐	☐	☐
3	Approval of Executive Compensation:		☐	☐	☐
4	Selection of the frequency of shareholder	Every 1 year ☐	Every 2 years ☐	Every 3 years ☐	Abstain ☐

The shares represented by this proxy will be voted as directed by the undersigned.  If no direction is given with respect to the election of directors or proposals 2 and 3 specified above, this proxy will be voted FOR the election of each director; and FOR Proposal 2 and Proposal 3.  In the case of Proposal 4, if no direction is given, this proxy will be voted FOR "Every 1 year."  None of the matters to be voted on is conditioned on, or related to, the approval of any other matter.  All proposals are made by the Board of Directors.

if you wish to vote in accordance with the recommendations of the board of directors, you need only sign and date this proxy.  you do not need to mark any boxes.

______________________________                      __________        _________________________                             _____________
Signature of Stockholder                                                Date                       Signature of Stockholder                                            Date

Note:  Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice of Availability of Proxy Materials for the Annual Meeting of Stockholders of

Sterling Construction Company, Inc.

To Be Held as follows:

May 6, 2011

9:00 a.m. Local Time

The Ashton Hotel

610 Main Street

Fort Worth, Texas 76102

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy.  To facilitate timely delivery please make the request as instructed below before April 22, 2011.

Please visit http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=04770 where the following materials are available for view:

•	Notice of Annual Meeting of Stockholders

•	Proxy Statement

•	Form of Electronic Proxy Card

•	2010 Annual Report

 TO REQUEST MATERIAL:                     Telephone:                   888-776-9962
                For international callers:        718-921-8562
  E-Mail:                             info@amstock.com
Website:	http://www.amstock.com/proxyservices/requestmaterials.asp

TO VOTE:	Online:
To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time on the day before the meeting date.

- or -
In Person:	You may vote your shares in person by attending the Annual Meeting.
- or -
Telephone:	To vote by telephone, please visit https://secure.amstock.com/voteproxy/login2.asp to view the materials and to obtain the toll-free number to call.
- or -
Mail:	You may request a proxy card by following the instructions above for requesting materials, then fill out the card and mail it to the Company.

1.To elect three (3) directors to the Board of Directors of the Company to serve until their terms expire and until their successors are duly elected and qualified.
Nominees:NameTerm
Robert A. Eckels                               Three-year term
Joseph P. Harper, Sr.                        Three-year term
Patrick T. Manning                           Three-year term

Please note that you cannot use this notice to vote by mail.

2.To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2010.
3.To approve the Company's executive compensation.
4.To recommend the frequency of executive compensation votes.
5.To transact any other business that properly comes before the meeting.

These items of business are more fully described in the Proxy Statement.

The record date for the Annual Meeting is Tuesday, March 8, 2011.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.